Exhibit 2.1

Execution

MEMBERSHIP INTEREST PURCHASE AGREEMENT (MONTANA)

among

J&J VENTURES GAMING OF MONTANA, LLC, as Buyer,

GOLDEN HOLDINGS, INC., as Seller, and

GOLDEN ENTERTAINMENT, INC., as Parent,

J&J VENTURES GAMING, LLC., as J&J Ventures

Solely for purposes of Article I, Article IV, Article IX, Article X, Article XI, and Article XII

Dated March 3, 2023

TABLE OF CONTENTS

ARTICLE I DEFINED TERMS		1
ARTICLE II SALE AND PURCHASE OF PURCHASED EQUITY		14
2.1	Sale and Purchase of Purchased Equity	14
2.2	Excluded Contracts	14
2.3	Conveyance of the Transferred Intellectual Property	15
2.4	Bill of Sale	15
2.5	Payments by J&J	15
2.6	[Intentionally omitted.]	16
2.7	Purchase Price Adjustments	16
2.8	Closing	20
2.9	Allocation of Purchase Price	20
2.10	Transfer Taxes	21
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT		21
3.1	Existence and Qualification; Subsidiaries	21
3.2	Approval of Agreement; Enforceability; Non-Contravention	22
3.3	Financial Statements	23
3.4	Indebtedness	23
3.5	Ownership of Purchased Equity; Capitalization	23
3.6	Material Adverse Change	23
3.7	Operation of Business	23
3.8	Undisclosed Liabilities	24
3.9	Title to and Sufficiency of the Assets	24
3.10	Intellectual Property	25
3.11	Acquired and Excluded Contracts	28
3.12	Personal Property Leases	29
3.13	Environmental Matters	29
3.14	Condition of Assets	30
3.15	Insurance	30
3.16	Real Property	31
3.17	Compliance with Law, Governing Documents and Other Agreements	33
3.18	Litigation and Arbitration	35
3.19	Broker’s Fees	35
3.20	Employees	35
3.21	Employee Benefits	36
3.22	Labor Matters	37
3.23	Discrimination and Occupational Safety and Health	38
3.24	Taxes	39
3.25	Books and Records	40
3.26	Accounts Receivable	40
3.27	Suppliers	41
3.28	Anti-Corruption Matters	41
3.29	Transactions with Related Persons; Outside Interests	41
3.30	COVID-19; PPP Loans	42
3.31	No Additional Representations	42
3.32	Disclaimer; Independent Investigation; Non-Reliance on Extra-Contractual Representations, Warranties, Assurances, Inducements or Other Actions or Omissions	43

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF J&J AND J&J VENTURES		43
4.1	Existence of J&J and J&J Ventures	43
4.2	Approval of Agreement	44
4.3	Noncontravention	44
4.4	Government Authorizations	44
4.5	Broker’s Fees	44
4.6	Litigation and Arbitration	44
4.7	Information	45
4.8	Licensability and Compliance with Gaming Laws	46
4.9	J&J Ventures Solvency	46
ARTICLE V COVENANTS		46
5.1	Interim Operation of the Business	46
5.2	Notice	48
5.3	Access Prior to Closing	49
5.4	Confidentiality	49
5.5	Governmental Approvals	50
5.6	Communications, Publicity and Securities Filings	52
5.7	Employee Matters	52
5.8	Exclusivity	55
ARTICLE VI POST-CLOSING COVENANTS		55
6.1	Records	55
6.2	Further Assurances	56
6.3	Restrictive Covenants	56
6.4	Deletion of Source Code	58
6.5	Tax Matters	59
ARTICLE VII DELIVERIES BY SELLER AND PARENT		60
7.1	Certificate of Seller and Parent	60
7.2	Lien Release	60
7.3	Transition Services Agreement	60
7.4	Intellectual Property Assignment Agreement	60
7.5	Manager and Officer Resignations	60
7.6	Bill of Sale	60
7.7	Other Documents	60
ARTICLE VIII DELIVERIES BY J&J		61
8.1	Certificate of J&J	61
8.2	Payment of Closing Payment	61
8.3	Other Documents	61
ARTICLE IX CONDITIONS TO CLOSING		61
9.1	Conditions Precedent to Obligations of Seller and Parent	61
9.2	Conditions Precedent to Obligations of J&J	62
ARTICLE X TERMINATION		63
10.1	Termination	63
10.2	Effect of Termination	64
10.3	Notice of Termination	64
10.4	Breakup Fee	64

ARTICLE XI INDEMNIFICATION		66
11.1	Indemnification of J&J	66
11.2	Indemnification of Seller/ Parent	68
11.3	Indemnification Procedures	69
11.4	Sole and Exclusive Remedy	70
11.5	Survival	71
11.6	Certain Claims	71
11.7	Tax Treatment	71
ARTICLE XII MISCELLANEOUS		71
12.1	Assignment; Binding Agreement	71
12.2	Entire Agreement and Modification	72
12.3	Severability	72
12.4	Counterparts; .PDF Signatures	72
12.5	Headings; Interpretation	72
12.6	Governing Law; Forum; No Jury Trial	73
12.7	Payment of Fees and Expenses	73
12.8	Notices	73
12.9	No Third-Party Beneficiaries	74
12.10	Gaming Authority Review	74
12.11	Specific Performance	74
12.12	Attorney-Client Privilege	75

EXHIBITS

Exhibit A-1, A-2	Forms of Closing Certificates
Exhibit B	Form of Transition Services Agreement
Exhibit C	Form of Intellectual Property Assignment Agreement
Exhibit D	Form of Bill of Sale

MEMBERSHIP INTEREST PURCHASE AGREEMENT (MONTANA)

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (MONTANA) (“Agreement”) is entered into this 3rd day of March, 2023, by and among J&J Ventures Gaming of Montana, LLC, an Illinois limited liability company (“J&J” or “Buyer”), Golden Holdings, Inc., a Nevada corporation (“Seller”), Golden Entertainment, Inc., a Minnesota corporation (“Parent”), and solely for purposes of Article IV, Article IX, Article X, Article XI, and Article XII, J&J Ventures Gaming, LLC, an Illinois limited liability company (“J&J Ventures” and together with J&J, Seller and Parent, each a “Party” and collectively the “Parties”).

WHEREAS, Seller is an indirect, wholly owned Subsidiary of Parent;

WHEREAS, Seller owns all of the issued and outstanding membership interests (the “Purchased Equity”) of Golden Route Operations – Montana, LLC, a Nevada limited liability company (“Company”);

WHEREAS, Parent owns and operates a diversified entertainment platform, consisting of a portfolio of gaming and hospitality assets that focus on casino and distributed gaming operations in several jurisdictions;

WHEREAS, in particular, Parent owns and operates distributed gaming operations in Montana whereby the Company operates video gambling machines placed within retail locations owned or operated by unaffiliated third parties (the “Business”);

WHEREAS, Parent also owns traditional premises for gambling operators;

WHEREAS, J&J is a Subsidiary of J&J Ventures; and

WHEREAS, subject to the terms and conditions contained in this Agreement, J&J desires to purchase from Seller, and Seller desires to sell to J&J, the Purchased Equity.NOW, THEREFORE, in consideration of the premises and the mutual covenants of the Parties hereinafter expressed, and the Parties, intending to be legally bound by this Agreement, hereby agree as follows:

ARTICLE I

DEFINED TERMS

The following terms, as used herein, have the following meanings:

“Acquired Equipment” means the furnishings, fixtures, equipment, leasehold improvements and other tangible personal property primarily used or primarily held for use by the Company, Seller or Parent in the Business, including all of the Gaming Equipment and all of the Acquired Vehicles.

“Acquisition Proposal” means any written offer or written proposal for the acquisition of the Company or any substantial portion of the assets used therein, whether by way of merger, consolidation or statutory share exchange, or the acquisition of all or substantially all of the shares of equity, the acquisition of assets, license or similar transaction. For the avoidance of doubt, “Acquisition Proposal” shall not include any offer or proposal for the acquisition of Parent, whether by way or merger, consolidation or statutory share exchange, or the acquisition of shares of equity, the acquisition of assets, license or similar transaction.

“Acquired Vehicles” means all of the vehicles and related equipment used or primarily held for use by the Company, Seller or Parent in the Business for which title is evidenced by a certificate of title or otherwise registered with any Governmental Authority.

“Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act and all other federal, state and foreign applicable Law in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition or regulating foreign investment through acquisition or agreement.

“Base Purchase Price” means $109,000,000.

“Business Day” means any day other than Saturday, Sunday or a legal holiday any of the States of New York, Illinois, Nevada or Montana.

“Business Employee” means (i) each employee of the Company and (ii) any other employee of Parent or any Subsidiary or affiliate of Parent, including Seller, who performs services primarily to or for the benefit of the Business (including performing marketing, sales, accounting, human resources, information technology, software development, security, compliance and like services for the Business), in each case, as set forth on Schedule 3.20(a), together with any successor to such employee who is recruited, hired and retained in accordance with Section 5.1.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, together with all rules and regulations and guidance issued by any Governmental Authority with respect thereto.

“Closing Indebtedness” means the Indebtedness of the Company as of the Effective Time.

“Closing Net Working Capital” means, as of the Effective Time, the assets and liabilities of the Company, in each case, in the line items and categories included in the example calculation of Target Net Working Capital set forth on Schedule 2.7.

“Company Data” means data collected, obtained, stored, retained, maintained, hosted, used, analyzed, processed, transmitted, disseminated, managed, or otherwise handled (“Processed”) by or on behalf of Seller, the Company, and their respective Subsidiaries and affiliates, including all personal data, personal information, personally identifiable information, geolocation data, and sensitive data (as defined under applicable Privacy Laws) and any other information identifying or capable of identifying any individual.

“Computer Hardware” means any and all computer hardware, equipment, and peripherals of any kind and of any platform or deployment model (whether cloud or premises-based and whether virtualized or not), including desktop and laptop personal computers, handheld computerized devices, servers, mid-range and mainframe computers, process control and distributed control systems, and all network and other communications and telecommunications equipment.

“COVID-19” means the novel coronavirus disease, COVID-19 virus (SARS-COV-2) (or any mutation or variation thereof) or related health condition, or any related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Funds” means any loan, exclusion, forgiveness, advance, grant, subsidy, or other payment or application for assistance or stimulus, received or made by the Company under or pursuant to any COVID-19 Relief Program, including any PPP Loan, Economic Stabilization Fund loan or other U.S. Small Business Administration loan.

“COVID-19 Relief Program” means any program authorized or promulgated by a Governmental Authority in response to or in connection with COVID-19, including the CARES Act and subsequent or related legislation or amendments, any current or future regulations or official interpretations thereof and any current or future guidance and rules published by the U.S. Small Business Administration or any other governmental entity administering the same.

“Data Processor” means a natural or legal person, public authority, agency or other body that Processes Company Data or Personal Information on behalf of or at the direction of the Company or Parent.

“Distributed Gaming” means the ownership, solicitation, procurement, placement, operation, service, and maintenance of a restricted number of regulated gaming devices placed in any retail location that is operated by an unaffiliated third party, including truckstops, gas stations, convenience stores, grocery stores, liquor stores, bars, taverns, restaurants, fraternal organizations, or veterans organizations; provided, that, “Distributed Gaming” shall not include the other gaming and hospitality businesses and operations currently operated or conducted by Parent, Seller and/or any of their respective Subsidiaries (other than the Business), and such other gaming and hospitality businesses and operations of Parent, Seller and/or any of their respective Subsidiaries shall not be deemed to be competitive with Distributed Gaming, and, in no event shall any of Parent’s, Seller’s and/or any of their respective Subsidiaries’ continued operation of such businesses be a breach of this Agreement.

“Environmental Claim” means any action, order issued by a Governmental Authority, Lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence of, Release of, or exposure to, any Hazardous Substances; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Laws” means any statute, regulation, Permit, law, ordinance, decree, order, rule or regulation of any governmental body, or the provisions of any ordinance (and any rules or regulations promulgated thereunder): (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient or indoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substances. Without limiting the general and comprehensive scope of the foregoing, Environmental Laws include (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601 et seq. (“CERCLA”); (ii) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. (“RCRA”); (iii) the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. § 651 et seq. (“OSHA”); (iv) the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977 (“CWA”), 33 U.S.C. Sections 1251 et seq.; (v) the Toxic Substances Control Act (“TSCA”), and 15 U.S.C. Sections 2601 et seq.; (vi) the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq. (“EPCRA”); (vii) the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq. (“CAA”); (viii) the Federal Insecticide, Fungicide and Rodenticide Act of 1910, as amended, 7 U.S.C. §§ 136 et seq. (“FIFRA”); (ix) the Oil Pollution Act of 1990, as amended, 33 U.S.C. §§ 2701 et seq.; and/or (x) the rules and regulations promulgated under all of the foregoing.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, license, approval, authorization, registration, certificate, letter, clearance, consent, waiver, closure, exemption, or decision required under or issued, granted, given, or authorized pursuant to Environmental Law.

“Excluded Assets” means: (i) all Excluded Contracts (and all documents and materials related thereto), (ii) all Benefit Plans, Seller Arrangements and all of their assets and liabilities, (iii) accounts receivable and unbilled work in progress related to any Excluded Contract, (v) all rights of Seller or Parent arising under this Agreement or the Ancillary Documents, or from the consummation of the transactions contemplated by this transaction, (vi) all books, records and files to the extent related to the Excluded Assets or Excluded Liabilities, wherever located, comprising minute books, transfer books, formation records and similar documents of Seller, and (vii) those assets set forth on Schedule 2.1.

“Excluded Liabilities” means any of the following liabilities: (i) current liabilities (including accounts payable, accrued expenses, accrued payroll liabilities, or credit card liabilities), except as otherwise included in Closing Net Working Capital or Closing Indebtedness, (ii) any liabilities primarily associated with Excluded Assets, (iii) any Transaction Expenses, (iv) any liabilities, obligations or responsibilities relating to or arising under any Benefit Plan or any Seller Arrangement or any plan or arrangement sponsored, maintained, or contributed to by Parent or Seller which would fit within the definition of Benefit Plan if it were sponsored, maintained or contributed by the Company with respect to any employees other than Business Employees, (v) Taxes of Company or its affiliates (excluding, for the avoidance of doubt, any Taxes allocated to J&J under this Agreement), (vi) any liabilities for wages, salaries, vacation or holiday pay, severance, separation or termination pay, health or welfare benefits, deferred or incentive compensation, equity grants or other equity related compensation of Seller, the Company or Parent arising prior to the Closing Date, (vii) payroll Taxes payable (including any deductions required by law in respect of income Tax, social security and equivalent contributions) of Parent, Seller or the Company arising prior to the Closing Date, (viii) any liabilities due to any acts or omissions of Parent, Seller or the Company or the officers, directors, employees, contingent workers, service providers, or affiliates of Parent, Seller or the Company with respect to events arising prior to the Closing Date, (ix) any liabilities of Seller, the Company or Parent related to any worker misclassification Claims, including any Claims relating to the treatment of individuals as independent contractors rather than employees, arising prior to the Closing Date (x) any bank accounts of Parent or Seller, (xi) any liabilities associated with any contracts or agreements (and all documents and materials related thereto) to which Seller or the Company is a party, other than the Acquired Contracts; (xii) any liabilities or obligations arising out of or relating to any actual or alleged breach, violation, failure to perform or defective or inadequate performance under or in connection with any Acquired Contracts before the Closing which is claimed by a third party, in each case, to the extent not already reflected in Closing Net Working Capital or Closing Indebtedness; (xiii) any warranty Claim or Claim for property or economic damage, or other product or strict liability Claim arising from the design, manufacture, sale or distribution of or exposure to any product or component thereof, including the provision of any service by Seller or the Company, in each case, to the extent arising from actions or events occurring prior to Closing; (xiv) any liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of the Company (including with respect to any breach of fiduciary obligations by same) to the extent arising prior to the Closing Date; (xv) any liabilities arising before the Closing Date and relating to or arising from any of the Acquired Real Property Leases, but excluding the Permitted Liens; (xvi) any Environmental Claims against the Company, or liabilities of the Company under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing prior to the Closing or to the extent arising out of any act, omissions or circumstance occurring, existing or arising prior to the Closing; and (xvii) Indebtedness, provided, however that Excluded Liabilities shall not include any liabilities accounted for in the calculation of Closing Net Working Capital or Closing Indebtedness, as finally determined for purposes of the Price Adjustment Amount.

“Fraud” means, with respect to any Person, a misrepresentation or omission of a material fact in the making of the representations and warranties contained in this Agreement or certificate delivered hereunder, which the Person making such misrepresentation or omission knew to be false, which was made with the intent to induce reliance by another Person and upon which such other Person reasonably relied to such other Person’s detriment.

“Fundamental Representations and Warranties” means Section 3.1 (Existence and Qualification; Subsidiaries), Section 3.2 (Approval of Agreement), Section 3.5 (Ownership of Purchased Equity; Capitalization) Section 3.9 (Title to and Sufficiency of the Assets), and Section 3.18 (Broker’s Fees).

“Gaming Approvals” means all licenses, Permits, approvals, authorizations, registrations, findings of suitability, entitlements, waivers and exemptions issued by any Gaming Authority or required by any Gaming Law necessary for, or relating to, the conduct of the Business or the consummation of the transactions contemplated by this Agreement.

“Gaming Authority” means any governmental authority having regulatory control or jurisdiction over the gaming business of any Party, including the Montana Department of Justice Gambling Control Division.

“Gaming Equipment” means any video gambling machines or video gaming terminals, vaults, redemption devices, surveillance equipment or other ancillary equipment owned or leased by the Company, Seller or Parent, and which are primarily used or primarily held for use in the Business.

“Gaming Laws” means any federal, state, local or foreign statute, ordinance, rule, regulation, Permit, consent, registration, finding of suitability, approval, license, judgment, order, decree or other authorization, including any condition or limitation placed thereon, governing or primarily relating to the current operation of the Company.

“Governmental Authority” means any federal, state, municipal, regional, local or foreign government or political subdivision thereof, court of competent jurisdiction, arbitral body, regulatory or administrative agency or commission or other governmental or regulatory authority or instrumentality, in each case having governmental or quasi-governmental powers.

“Hazardous Substances” means those substances or materials regulated as acutely hazardous, hazardous, toxic, pollutants, or contaminants, or words of similar import or regulatory effect under any Environmental Law, and shall also include polychlorinated biphenyls, radon, 1,4-dioxane, asbestos in any form, radioactive materials or wastes, lead or lead-containing materials, urea formaldehyde foam insulation, per- and polyfluoroalkyl substances (“PFAS”), and petroleum, petroleum products or any fraction of petroleum.

“HSR Act” means Hart–Scott–Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Notice” means the pre-merger notification filing on the form and in accordance with the HSR Rules which is required to be filed pursuant to the HSR Rules in connection with the transactions contemplated by this Agreement by the ultimate parent entity, as defined under the HSR Rules, of each of Buyer and Seller, if applicable.

“HSR Rules” means the rules and regulations promulgated under the HSR Act by the Federal Trade Commission.

“Indebtedness” means, at any date, without duplication the sum of the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including prepayment penalties, premiums, breakage costs, repurchase, prepayment or redemption obligations, and any fees and other costs and expenses associated with repurchase, repayment or redemption) arising under, any obligations of the Company, consisting of (1) debt for borrowed money owed to any party, including any obligations under any note, bond, debenture or other debt security or obligations under drawn letters of credit, surety bonds, or credit cards, (2) all obligations as lessee under leases that have been recorded as capital leases in accordance with GAAP, (3) all insurance captives in connection with or relating to the Business or its personnel, (4) all financial derivatives (irrespective of whether the derivative is in a gain or loss position), including swaps, collars, caps and similar hedging obligations, in each case related to interest rates, foreign currency, equity or other exposures, (5) the deferred purchase price of property or services in respect of which the Company is liable, contingently or otherwise (including “earn-outs” and “seller notes” payable with respect to the acquisition of any business, assets or securities), (6) accrued interest, (7) surety bonds, (8) any Assumed PTO, and (9) guarantees of any of the obligations set forth in clauses (1) through (8).

“Information Technology System” means all Computer Hardware, networks, interfaces, data processing systems, data storage systems, communications systems and related systems, relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, and all documentation related thereto, in each case owned or controlled by Seller or Company and primarily used by Seller or Company in the Business as currently conducted to create, store, transmit, exchange, or receive information in digital or electronic form, in each case other than Software.

“Intellectual Property” means all intellectual property and intellectual and industrial property rights of any kind anywhere in the world, whether statutory, common law or otherwise, now known or later created, including, patents, trademarks, service marks, trade names, service names, trade dress, logos, certifications, social media identifiers and accounts, corporate names, and any other indications of origin, including all goodwill associated therewith, copyrights, including copyrights in Software, content, creations and other works of authorship, algorithms, Software and any related flow charts, specifications, design or system documents or other materials, ideas, inventions, trade secrets, know-how, methods, processes, templates, methodologies, databases, compilations and collections of data or information and all data and information contained therein, domain names, and information on network servers and individual computer workstations and laptops, in each case in any format (whether written, digital or otherwise), registrations and applications for registration with any Governmental Authority with respect to any of the foregoing, and all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing.

“J&J Network Firm” means the following entities: (A) J&J Ventures Gaming, LLC, an Illinois limited liability company; (B) Oaktree Capital Management, L.P., a Delaware limited partnership; (C) each investment fund, limited partnership or other investment vehicle to which the entity identified in clause (B) serves as investment advisor; and (D) each direct or indirect portfolio company, Subsidiary or affiliate of an entity described in clauses (A), (B) and (C) above.

“Key Employee” means the individuals listed on Schedule 3.20(f).

“Knowledge” means, with respect to Seller, the actual knowledge after reasonable due inquiry of Blake Sartini II, Charles Protell and Phyllis Gilland.

“Law” means any statute, law, ordinance, decree, order, rule, or regulation of any governmental or quasi-governmental body or authority (local, state, federal or foreign), the provisions and principles of common law and equity, the provisions of any franchise, Permit, license, approval, permission, authorization, determination, certification, stipulation, finding or filing issued, granted, extended or approved by any governmental or quasi-governmental body or authority (local, state, federal or foreign), or to which any governmental or quasi-governmental body or authority has assented, acquiesced or granted its approval or authentication, any order, ruling, decree, judgment or arbitration award of any judge, magistrate, court, tribunal, commission, arbitrator or other any Governmental Authority.

“Losses” means any and all losses, Claims, damages, liabilities, diminution in value, costs, fines, penalties, deficiencies, Taxes, and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts, costs of investigating any Claim, default or assessment, and other reasonable expenses of litigation or other proceedings or of any Claim, default or assessment); provided, however, that “Losses” (i) shall not include any punitive or exemplary damages except for punitive or exemplary damages paid or payable in connection with any action made or brought by any Person who is not a party to this Agreement or an affiliate of a party to this Agreement; and (ii) shall not include any consequential, indirect or incidental damages, except to the extent that such consequential, indirect or incidental damages were a reasonably foreseeable consequence of the event giving rise to such damages.

“Material Adverse Change” means any event, occurrence, fact, condition or change (including the incurrence of any liabilities or the amendment or termination of any contract, agreement or license to which Seller or the Company is a party) that is, individually or in the aggregate, materially adverse to the condition (financial or otherwise), business, assets, results of operations or prospects of the Business or Company, taken as a whole; provided that no change, event, circumstance, effect, development or state of facts arising out of or resulting from the following, individually or in the aggregate, shall constitute a Material Adverse Change: (A) changes in or affecting the (i) gaming industry in the United States, generally, or in the State of Montana, generally, or (ii) the financial, banking, currency or capital markets in general, in each case in the United States or any foreign jurisdiction (including interest rate and exchange rate fluctuations), (B) the negotiation, execution or public announcement of the transactions contemplated by this Agreement, (C) any act of war (whether or not declared), terrorism, military actions or any escalation or worsening of any such acts of war (whether or not declared), sabotage, terrorism or military actions, (D) the failure of the Business to meet any internal or public projections, budgets, forecasts or estimates of revenue, earnings, cash floor or cash position or other financial or operating metrics for any period (provided, that the underlying causes, events, occurrences, facts, conditions or changes giving rise, contributing to or sustaining such failure shall not be excluded and may, themselves individually or in the aggregate, constitute or contribute to the other events, occurrences, facts, conditions or changes collectively constituting a Material Adverse Change), (E) any change or prospective change in credit ratings and in any analyst recommendations or ratings with respect to the Business or the Company, (F) the taking of any action contemplated by this Agreement or taken at J&J’s written request or the failure to take any action prohibited under this Agreement (unless J&J shall have waived such prohibition), (G) a change in Law, in applicable regulations of any Governmental Authority (including the approval, introduction or expansion of gaming in any jurisdiction), in applicable accounting standards such as GAAP, or in the interpretation or enforcement of any of the foregoing by courts or other Governmental Authority of applicable jurisdiction, or any changes in general legal, regulatory or political conditions, (H) a weather-related or other force majeure event such as an earthquake, hurricane, flood, tornado or other natural disaster, (I) any pandemic or public-health emergency or event, including any impacts of COVID-19, (J) the taking of any Pandemic Measures, or (K) the identity of, or any facts or circumstances relating to, J&J or any of its affiliate; provided, however, that the matters described in clauses (A), (C), (G), (H), (I) or (J) above shall be considered in determining whether a Material Adverse Change has occurred to the extent of any disproportionate impact on the Business relative to other participants operating in the same industries and geographic markets as the Business.

“Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, safety or any other law, order, directive, guideline, guidance or recommendation promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and including the World Health Organization, in response to or relating in any way to a pandemic, epidemic, infectious disease or public-health emergency or event.

“Pandemic Shut Down” means the shut-down of a material portion of the Business for a period as a result of Pandemic Measures.

“PCI-DSS” means the Payment Card Industry Data Security Standard developed and maintained by the Payment Card Industry Security Standards Council related to the storing, processing, transmitting, or communicating of transaction data or credit card data.

“Permits” means all permits, licenses, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities, including under the Gaming Laws.

“Permitted Liens” means: (i) Liens or encumbrances for mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other similar Liens or encumbrances not filed of record and charges assessments or arising or incurred in the ordinary course of business and other governmental charges not delinquent or that are currently being contested in good faith by appropriate proceedings without any requirement to post a bond or other security; provided, that in all cases such Liens are discharged of record prior to the Closing; (ii) Liens or encumbrances for Taxes and assessments not yet due and payable; (iii) Liens or encumbrances for Taxes and assessments that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements; (iv) Liens and encumbrances created or approved in writing by J&J; (v) zoning, building and subdivision ordinances and land use regulations having jurisdiction over any of the Leased Real Property and the use thereof which do not materially and adversely impact the ordinary conduct of the Business; (vi) the Acquired Real Property Leases; and (vii) all matters of record in respect of the Leased Real Property.

“Person” means individual, corporation, trust, partnership, limited liability company or partnership, joint venture, unincorporated organization, Governmental Authority or any agency or political subdivision thereof, or other entity.

“Physical Count” means the physical count of the Purchased Cash located at each facility in accordance with customary industry practice and applicable Laws to determine the definitive amount of Purchased Cash located at such facility as of the Effective Time.

“PPP Loan” means any loan under the Paycheck Protection Program of the U.S. Small Business Administration.

“Pre-Closing Tax Period” means any Tax period ending on or before the Effective Time and that portion of any Straddle Period ending on the Closing Date.

“Privacy Laws” means all applicable Laws, governmental orders, and guidance issued by any Governmental Authority concerning the privacy, security, or Processing of Company Data, including, as applicable, data breach notification laws, consumer protection laws, laws concerning requirements for website and mobile application privacy policies and practices, and laws concerning email, text message, or telephone communications. Without limiting the foregoing, Privacy Laws include, to the extent applicable: the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009, the Gramm-Leach-Bliley Act, the Family Educational Rights and Privacy Act, the General Data Protection Regulation (Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016), and all other similar international, federal, state, and local Laws.

“Purchased Cash” means, as of the Effective Time, all of Company’s cash deployed in the Business, including all cash located in gaming and redemption devices, located in count facilities, stored in any vaults or safes, or in-transit to or from Company’s facilities and/or all receivables from gaming locations (to the extent not included in the calculation of Closing Net Working Capital) and consistent with the example calculation of Purchased Cash as of January 31, 2023 set forth on Schedule 2.7(d).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, or disposing into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Remedies Exception” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally, and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.

“Route Contracts” means (a) all contracts primarily related to the Business, including all contracts with gambling operators in the State of Montana whereby the Company has a binding, written agreement to operate Gaming Equipment in such premises of the gambling operator, and (b) any other agreements to which the Company is a party and which are listed or described on Schedule 3.11(a) (the Acquired Contracts schedule), as the same may be amended from time to time pursuant to Section 3.11(a). For the avoidance of doubt, Acquired Contracts shall not include any Excluded Contracts, Acquired Real Property Leases, Benefit Plans or Seller Arrangements (except for the Acquired Restrictive Covenants).

“RWI Binder” means the binder for a policy of representations & warranty insurance insuring the representations & warranties of Seller, Company and Parent set forth in Article III.

“RWI Insurers” means the insurers which are insuring the policy of representations & warranty insurance under the RWI Binder.

“Seller Related Parties” means, collectively, Seller, Company (solely prior to Closing) Parent, each of the direct and indirect equity holders and affiliates of Seller, Company (solely prior to Closing), and Parent, and each of their respective incorporators, members, partners, stockholders, affiliates or current, former or future representatives of, or any lender to, any of the foregoing.

“Seller Releasing Parties” means, collectively, Parent, Seller, and the Company (solely prior to Closing), on their own respective behalves and on behalf of the other Seller Related Parties and its and their respective successors and assigns.

“Software” means all computer software, firmware, executable code, programs and databases, in any form, including development tools, library functions, compilers, and platform and application software, whether in source code or object code format, and all documentation related thereto.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary” means, with respect to any Party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such Party or any other Subsidiary of such Party is a general partner or managing member or (ii) at least 50% of the securities or other equity interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization that is, directly or indirectly, owned or controlled by such Party or by any one or more of its Subsidiaries, or by such Party and one or more of its Subsidiaries.

“Target Working Capital” means $1,402,087, as set forth in the example calculation of Closing Net Working Capital set forth on Schedule 2.7.

“Tax Return” means any return (including individual, trust, estate and entity returns), declaration, report, Claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means any federal, state, local or non-U.S. income taxes, charges, fees, duties, levies, or other like assessments, including income, gross receipts, ad valorem, value added, alternative minimum, premium, stamp employment, excise, severance, real property, personal property, windfall profit, sales, use, transfer, license, capital stock, profits, withholding, social security, payroll, unemployment, disability, environmental, customs duties, registration, franchise, estimated or other tax imposed by any Governmental Authority (including any interest, fines, penalties, assessments, or additions to tax).

“Transaction Expenses” means any fees, costs and expenses incurred or subject to reimbursement by Seller, the Company, or Parent, or the equityholders of the Company, whether accrued for or not, in each case in connection with the transactions contemplated by this Agreement and not paid prior to the Effective Time, including (A) any brokerage fees, commissions, finders’ fees, or financial advisory fees, and, in each case, related costs and expenses, (B) any fees, costs and expenses of counsel, accountants or other advisors or service providers, and (C) any transaction bonus, discretionary bonus, change-of-control payment, retention or other compensatory payments made by Parent, Seller or the Company to any employee thereof (x) as a result of the execution of this Agreement or (y) in connection with the consummation of the transactions contemplated by this Agreement (in each case, including the employer portion of any payroll, social security, unemployment or similar Taxes).

“Transferred Intellectual Property” means all Parent, Seller or Company Intellectual Property primarily used in, primarily related to, or primarily licensed for use in the operation of the Business or the Company, in each case, which includes the Intellectual Property set forth on Schedule 3.10(a), and does not include Software unless the item of Software is set forth on Schedule 3.10(a)(ii). “Virtual DataSite ” means the online “data room” containing information about Parent, Seller and the Company hosted by Venue Data Room.

“WARN Act” means the Worker Adjustments and Retraining Notification Act.

TABLE OF DEFINITIONS

The following terms shall have the meanings set forth in the corresponding sections of this Agreement:

Defined Term	Section
Acquired Real Property Leases	Section 3.12(b)
Acquired Restrictive Covenants	Section 2.1(a)(vii)
Agreement	Introductory Paragraph
Allocation	Section 2.9
Ancillary Documents	Section 7.8
Applicable Accounting Practices	Section 2.7(a)
Arbiter	Section 2.7(i)
Base Purchase Price	Section 2.6(a)
Beneficiaries	Section 11.4
Benefit Plans	Section 3.21
Business	Recitals

Claims	Section 3.9(b)
Closing	Section 2.1(a)
Closing Balance Sheet	Section 2.7(e)
Closing Date	Section 2.8
Closing Payment	Section 2.5(b)
COBRA	Section 3.21
Code	Section 2.9
Confidentiality Agreement	Section 5.6
Continuing Employee	Section 5.7(c)
Current Independent Contractor	Section 3.20(b)
Effective Time	Section 2.8
ERISA	Section 3.21
Base Purchase Price	Section 2.7(b)
Estimated Closing Balance Sheet	Section 2.7(b)
Estimated Closing Net Working Capital	Section 2.7(b)
Estimated Closing Statement	Section 2.7(b)
Estimated Purchased Cash Amount	Section 2.7(b)
Excluded Assets	Section 2.1
Excluded Contracts	Section 2.2(c)
Final Closing Net Working Capital	Section 2.7(e)
Final Closing Net Working Capital Adjustment Amount	Section 2.7(e)
Final Closing Payment	Section 2.7(e)
Final Purchased Cash Amount	Section 2.7(e)
Financial Statements	Section 3.3
GAAP	Section 3.3
Indemnified Party	Section 11.3(a)
Indemnified Party	Section 11.3(a)
Initial Net Working Capital Adjustment Amount	Section 2.5(b)
J&J	Introductory Paragraph
J&J 401(k) Plan	Section 5.7(c)
J&J Benefit Plans	Section 5.7(b)
J&J Indemnification Cap	Section 11.1(a)
J&J Indemnified Parties	Section 11.1(a)
J&J Indemnified Parties Basket	Section 11.1(a)

Latest Balance Sheet	Section 3.3
Leased Real Property	Section 3.12(b)
Liens	Section 3.8
Losses	Section 11.1(a)
Mediator	Section 2.7(i)
Outside Date	Section 10.1(f)
Parent 401(k) Plan	Section 5.7(f)
Party	Introductory Paragraph
Pipeline Engagements	Section 3.10(c)
Price Adjustment Amount	Section 2.7(f)
Prohibited Code	Section 3.9(d)(ix)
Purchase Price	Section 2.5(a)
Restricted Persons	Section 6.3(a)(i)
Review Period	Section 2.7(h)
Seller	Introductory Paragraph
Seller Arrangement	Section 3.20(d)
Seller Indemnification Cap	Section 11.2(d)
Seller Indemnified Parties	Section 11.2
Seller Indemnified Parties Basket	Section 11.2(d)
Seller Indemnitors	Section 11.1(a)
Survival Period	Section 11.5
Target Net Working Capital	Section 2.7
Transition Services Agreement	Section 7.6

ARTICLE II

SALE AND PURCHASE OF PURCHASED EQUITY

2.1 Sale and Purchase of Purchased Equity. Subject to the terms and conditions hereof, at the Closing, Seller shall sell, convey, assign, transfer and deliver to J&J, and J&J shall purchase and accept delivery from Seller of, all of Seller’s right, title and interest in and to the Purchased Equity, free and clear of all Liens and other restrictions on transfer (other than Permitted Liens or those restrictions on transfer imposed under applicable federal and state securities Law). Notwithstanding the foregoing, the transactions contemplated hereby shall not include, and J&J will not purchase or acquire from Parent, Seller or any of their respective Subsidiaries, any Excluded Assets.

2.2 Excluded Contracts. Schedule 2.2 (Schedule of Excluded Contracts) lists all contracts that to which the Company is a party, but are not Acquired Contracts, Benefit Plans, Seller Arrangements (except for the Acquired Restrictive Covenants) or arrangements or contracts included in the Transition Services Agreement (each, an “Excluded Contract”). Except as otherwise provided herein, the Parties expressly agree that all obligations and liabilities related to any Excluded Contract shall remain an obligation and liability of Parent or Seller or their applicable Subsidiary (other than the Company).

2.3 Conveyance of the Transferred Intellectual Property. In accordance with the terms and conditions of the intellectual property assignment, in the form of Exhibit C (the “Intellectual Property Assignment Agreement”), at the Closing, Parent and Golden Gaming, LLC, a Nevada limited liability company (“Golden Gaming”), as applicable, shall sell, convey, assign, transfer and deliver to J&J, free and clear of all Liens and other restrictions on transfer, and J&J shall purchase and accept delivery from Parent and Golden Gaming of all of Parent’s and Golden Gaming’s, as applicable, right, title and interest in and to the Transferred Intellectual Property.

2.4 Bill of Sale. Subject to the terms and conditions of the bill of sale, in the form of Exhibit D (the “Bill of Sale”), at the Closing, Seller shall sell, convey, assign, transfer and deliver to J&J, free and clear of all Liens and other restrictions on transfer, and J&J shall purchase and acquire from Seller, all of Seller’s right, title and interest in and to the Acquired Equipment, including the Information Technology Systems.

2.5 Payments by J&J.

(a) Purchase Price. Subject to this Section 2.5 and Section 2.7, the aggregate consideration (the “Purchase Price”) to be paid by J&J to Seller for the sale of the Purchased Equity as provided herein, subject to the adjustments set forth below, shall be:

(i) the Base Purchase Price, as finally determined in accordance with Section 2.7;

(ii) plus or minus the amount that the Closing Net Working Capital is greater than or less than the Target Net Working Capital, as the case may be, as finally determined pursuant to Section 2.7;

(iii) plus the Final Purchased Cash Amount, as finally determined pursuant to Section 2.7;

(iv) less, the aggregate value of the Indebtedness, as finally determined pursuant to Section 2.7.

(b) Closing Payment. At Closing J&J shall pay or cause to be paid to Seller an amount (the “Closing Payment”) equal to (i) the Base Purchase Price as determined pursuant to Section 2.7(c), plus or minus (ii) the Initial Net Working Capital Adjustment Amount as determined pursuant to Section 2.7(b), plus (iii) the Estimated Purchased Cash Amount as determined pursuant to Section 2.7(b), less (iv) the Estimated Indebtedness Amount as determined pursuant to Section 2.7(b).

2.6 [Intentionally omitted.]

2.7 Purchase Price Adjustments.

(a) Applicable Accounting Practices. Closing Net Working Capital shall be calculated consistently with the accounting policies, practices and procedures applied by Parent in connection with Parent’s September 30, 2022 financial statements and using the same accounting principles, methodologies, policies and procedures used in the example calculation of Target Net Working Capital set forth on Schedule 2.7. In the event that any item or category was not provided for in Parent’s September 30, 2022 financial statements, then the accounting of such item or category shall be done in good faith and in accordance with GAAP, using the same accounting principles, methodologies, policies and procedures used in the example calculation of Target Net Working Capital set forth on Schedule 2.7; provided, that, to the extent there is a conflict between GAAP and the accounting principles, methodologies, policies and procedures used in the example calculation of Target Net Working Capital set forth on Schedule 2.7, the accounting principles, methodologies, policies and procedures used in the example calculation of Target Net Working Capital set forth on Schedule 2.7 shall control (the “Applicable Accounting Practices”).

(b) Estimated Closing Statement. At least 10 Business Days prior to the Closing Date, Seller shall prepare or cause to be prepared, and shall deliver or caused to be delivered to J&J, a statement calculating the Closing Payment (the “Estimated Closing Statement”), which shall be prepared in good faith by Seller and shall be prepared based upon and shall attach the following supporting information:

(i) an estimated balance sheet of the Company as of immediately prior to the Closing Date (the “Estimated Closing Balance Sheet”);

(ii) an estimate of the Closing Net Working Capital (the “Estimated Closing Net Working Capital”), which shall be prepared consistently with the Applicable Accounting Practices, including the accounting principles, methodologies, policies and procedures used in the example calculation of Target Net Working Capital set forth on Schedule 2.7;

(iii) a schedule of estimated Purchased Cash, as of the Effective Time (the total estimated amount of Purchased Cash, the “Estimated Purchased Cash Amount”); provided, the schedule of Estimated Purchased Cash Amount shall include a list of the applicable facilities and other locations of the Purchased Cash, the total estimated amount of Purchased Cash located at each facility as of the Effective Time; and

(iv) a schedule of the estimated Indebtedness of the Company outstanding as of immediately prior to the Closing (the “Estimated Indebtedness Amount”), setting forth each item of Indebtedness included in such estimate,

(c) Initial Net Working Capital Adjustment. The “Initial Net Working Capital Adjustment Amount”, which may be positive or negative, means the Estimated Closing Net Working Capital less the Target Working Capital. If the Initial Net Working Capital Adjustment Amount is positive, then the Closing Payment will be increased in accordance with Section 2.5(a). If the Initial Net Working Capital Adjustment Amount is negative, then the Closing Payment will be decreased in accordance with Section 2.5(a). In addition, the Closing Payment will be increased by the Estimated Purchased Cash Amount and decreased by the Estimated Indebtedness Amount, in each case, in accordance with Section 2.5(a). The Estimated Closing Balance Sheet, the Estimated Closing Net Working Capital and the Initial Net Working Capital Adjustment Amount shall be prepared consistently with the Applicable Accounting Practices, including the accounting principles, methodologies, policies and procedures used in the example calculation of Target Net Working Capital set forth on Schedule 2.7.

(d) Physical Count. Buyer shall conduct the Physical Count in accordance with customary industry practices and applicable Law (including Gaming Laws) within seven days following the Closing Date. Schedule 2.7(d) sets forth an example calculation of Purchased Cash as of January 31, 2023. At least two licensed and experienced personnel of Buyer at each facility where the Physical Count is conducted shall certify in writing the amount of Purchased Cash located at such facility which is counted in the Physical Count, and Buyer shall deliver such signed written certifications to Parent within five days of the completion of the Physical Count. Subject to compliance with applicable Law (including Gaming Laws), Parent shall have the right to designate one or more employees or advisors to observe the Physical Count at any one or more locations at which the Physical Count may be conducted, and Buyer shall arrange for access for such designees. Parent shall make such designation in writing delivered to Buyer at least two days prior to the Closing Date. Parent shall have the right to review and inspect all records regarding and query all personnel involved in the Physical Count for 90 days after the Closing Date and, within such period, to raise any objections regarding the conduct of the Physical Count or identify any discrepancies or errors which Parent may identify in the Physical Count.

(e) Closing Statement. Within 90 days after the Closing Date, J&J shall deliver to Parent a statement calculating the Purchase Price (the “Closing Statement”), which shall be prepared in good faith by J&J and shall be prepared based upon and shall attach the following supporting information:

(i) a balance sheet of the Business as of the Closing Date prepared consistently with the Applicable Accounting Practices, including the accounting principles, methodologies, policies and procedures used in the example calculation of Target Net Working Capital set forth on Schedule 2.7 (the “Closing Balance Sheet”);

(ii) a calculation of the Closing Net Working Capital prepared consistently with the Applicable Accounting Practices, including the accounting principles, methodologies, policies and procedures used in the example calculation of Target Net Working Capital set forth on Schedule 2.7 (the “Final Closing Net Working Capital”);

(iii) a calculation of the amount (the “Final Closing Net Working Capital Adjustment Amount”), which may be positive or negative, by which the Final Closing Net Working Capital differs from the Target Net Working Capital;

(iv) a schedule as of the Closing Date of the amount of Purchased Cash based on J&J’s review of the Physical Count (the “Final Purchased Cash Amount”);

(v) a schedule of the Indebtedness of the Company as immediately prior to Closing, setting forth each item of Indebtedness included in such amount (the “Final Indebtedness Amount”);

(vi) a re-calculation of the Closing Payment (the “Final Closing Payment”) using the Final Closing Net Working Capital Adjustment Amount in lieu of the Initial Net Working Capital Adjustment Amount, the Final Purchased Cash Amount in lieu of the Estimated Purchased Cash Amount, and the Final Indebtedness Amount in lieu of the Estimated Indebtedness Amount; and

(vii) a calculation of the Price Adjustment Amount.

(f) Post-Closing Adjustment of the Purchase Price. Subject to subsections (g)-(j) below, the “Price Adjustment Amount”, which may be positive or negative, means the difference of (x) the amount of the Final Closing Payment less (y) the amount of the Closing Payment. If the Price Adjustment Amount is positive, then the Purchase Price will be increased by such amount and such difference shall be payable by J&J to Seller and Parent in accordance with subsection (j) below. If the Price Adjustment Amount is negative, then the Purchase Price will be decreased by such amount and such difference shall be payable by Parent and Seller to J&J in accordance with subsection (j) below. The Closing Balance Sheet, the Closing Net Working Capital, and the Final Closing Net Working Capital Adjustment Amount shall be prepared consistently with the Applicable Accounting Practices, including the accounting principles, methodologies, policies and procedures used in the example calculation of Target Net Working Capital set forth on Schedule 2.7.

(g) Parent Access. Following the delivery of the Closing Balance Sheet, upon execution of customary access letters, Parent and its representatives will be given reasonable access to (and reasonable copies of) all of the Company’s, J&J’s and its and their representatives’ work papers and schedules used in the preparation of the Closing Statement and Closing Balance Sheet, during reasonable business hours for the purpose of reviewing J&J’s proposed Closing Statement, Closing Balance Sheet, Closing Net Working Capital and Price Adjustment Amount.

(h) Review Period. Within 45 days after the receipt of the Closing Statement by Parent from J&J (the “Review Period”), Parent shall propose to J&J such adjustments (if any) therein as shall in Parent’s judgment be required to cause the Closing Statement to reflect fairly those items required to be included therein, in accordance with this Agreement, the Applicable Accounting Practices (including the accounting principles, methodologies, policies and procedures used in the example calculation of Target Net Working Capital set forth on Schedule 2.7), and any corresponding changes to the Closing Net Working Capital, the Final Purchased Cash Amount, the Final Indebtedness Amount, and the Price Adjustment Amount. Unless Parent notifies J&J in writing prior to the expiration of the Review Period of an objection to any item or computation set forth on the Closing Statement, describing the basis for such objection, the Closing Statement delivered to Parent by J&J, and the Closing Net Working Capital, the Purchased Cash, the Final Indebtedness Amount, and the Price Adjustment Amount specified therein shall be binding on the Parties, and the Closing Balance Sheet delivered to Parent by J&J shall be the final Closing Balance Sheet for purposes of this Agreement.

(i) Resolution of Objections. Any dispute concerning any portion or amount of the Closing Balance Sheet, the Closing Net Working Capital, the Purchased Cash, the Final Indebtedness Amount, and the Price Adjustment Amount which cannot be resolved by the Parties within 30 days after J&J’s receipt of Parent’s timely written objection given under subsection (h) above will be submitted for determination to a nationally recognized independent accounting firm as is mutually acceptable to Buyer and Parent and provides reasonable assurances of limiting the members of such project to those who have not previously been engaged by Buyer, Parent or their respective affiliates (the “Arbiter”) for resolution of the disputed items and final determination of the Closing Net Working Capital, the Purchased Cash, the Final Indebtedness Amount and the Price Adjustment Amount. The Parties will require the Arbiter to assign the matter to a certified public accountant with experience in mergers and acquisitions involving the distributed gaming industry. Prior to referring the matter to the Arbiter, the Parties shall agree on the procedures to be followed by the Arbiter, including procedures with regard to the presentation of evidence. If the Parties are unable to agree upon procedures prior to referral of the dispute to the Arbiter, the Arbiter shall establish such procedures giving due regard to the intention of the Parties to resolve disputes as quickly, efficiently and inexpensively as possible, which procedures may, but need not, be those proposed by either J&J or Parent. J&J, Parent and their respective representatives will each furnish to the Arbiter such work papers, schedules and other documents relating to the unresolved disputed issues as the Arbiter may reasonably request. The Arbiter shall be directed to render a written report on the unresolved disputed issues with respect to the Closing Statement, Closing Balance Sheet, the Closing Net Working Capital, the Purchased Cash, the Final Indebtedness Amount, and the Price Adjustment Amount as promptly as practicable, and to resolve only those issues in dispute. The determination by the Arbiter shall be based solely upon the applicable provisions of this Agreement and on presentations by J&J, on the one hand, and Parent, on the other hand, and shall not involve independent review. Any determination of the Price Adjustment Amount by the Arbiter shall not be outside the range defined by the respective amounts in the Closing Statement proposed by J&J and Parent’s proposed adjustments thereto, and the Arbiter’s determination shall be final and binding upon the Parties, absent fraud. Each of J&J, on the one hand, and Seller and Parent, jointly and severally, on the other hand, shall bear that percentage of the fees and expenses of the Arbiter (i) equal to the proportion of the dollar value of the unresolved disputed issues determined in favor of the other Party or (ii) as otherwise determined by the Arbiter, absent fraud. Each Party to any such arbitration proceeding shall be responsible for its own counsel fees and other expenses in connection with the arbitration. Notwithstanding the foregoing, prior to the commencement of any arbitration proceeding under this Section 2.7(i), the Parties shall, upon the request of any Party, attempt in good faith to resolve such dispute, controversy or Claim through non-binding mediation with a single mediator from the Arbiter firm who is a certified public accountant with experience in mergers and acquisitions involving the distributed gaming industry (the “Mediator”). No Party shall be obligated to continue to participate in such mediation if the underlying disputes, controversies or Claims have not been fully resolved after two days of mediation. Each of J&J, on one hand, and Seller and Parent, jointly and severally on the other hand, shall split equally the fees and expenses of the Mediator. Each Party to any such mediation proceeding shall be responsible for its own counsel fees and other expenses in connection with the mediation.

(j) Price Adjustment. Within 10 Business Days following (x) the termination of the Review Period, if no written objection to the Closing Statement, the Closing Balance Sheet, the Closing Net Working Capital, the Purchased Cash, the Final Indebtedness Amount and the Price Adjustment Amount has been delivered by Parent, (y) the acceptance by J&J of Parent’s proposed adjustments thereto or the Parties’ resolution of their disputes without the Arbiter, or (z) the resolution by the Arbiter of any Closing Statement, Closing Balance Sheet, Closing Net Working Capital, Purchased Cash, Final Indebtedness Amount, or Price Adjustment Amount disputes pursuant to subsection (i) above, the applicable Party shall pay to the other Party the Price Adjustment Amount as follows:

(i) In the event the Price Adjustment Amount is a positive number, J&J shall pay such amount to Seller.

(ii) In the event the Price Adjustment Amount is a negative number, Seller shall pay the absolute value of such amount to J&J.

2.8 Closing. The Closing shall take place by remote exchange of documents and signatures by email, .PDF or other means of electronic transmission, on the date which is ten Business Days following the satisfaction or waiver of all the conditions to Closing (other than conditions that must be satisfied at the Closing), but, in any case, at least 30 days after the satisfaction or waiver of the conditions to Closing set forth in Section 9.2(b) (Gaming Approvals) unless a different date for Closing is agreed upon by the Parties (the actual date of Closing being the “Closing Date”). The Closing shall be effective at 12:01 A.M., Billings, Montana, time on the Closing Date (being the “Effective Time”).

2.9 Allocation of Purchase Price. Within 60 days after the final determination of the Purchase Price pursuant to Section 2.7, Parent and J&J shall use commercially reasonable efforts to agree to an allocation of the Purchase Price (and any liabilities treated as consideration for U.S. federal and state income Tax purposes) among the assets of Company and the covenant not to compete set forth in Section 6.3(a) (the “Allocation”), which Allocation shall be prepared in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder. If Parent and J&J reach a timely written agreement on the Allocation, then Parent and J&J agree to utilize the Allocation, as finally agreed to by the Parties, for purposes of U.S. federal, state and local income Tax reporting, and each Party shall not take any position on any Tax Return or in any audit, assessment or administrative proceeding that is inconsistent with such Allocation unless otherwise required by applicable Law; provided, that (i) Parent, J&J and their respective affiliates may settle any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Allocation, and (ii) none of Parent, J&J or their respective affiliates shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority arising out of the Allocation. If Parent and J&J are unable to reach a timely written agreement on the Allocation, then each of Parent and J&J and their respective affiliates shall be entitled to adopt its own position regarding the Allocation and to report the U.S. federal, state and local income and other Tax consequences of the purchase and sale contemplated hereby in a manner consistent with its own position regarding the Allocation.

2.10 Transfer Taxes. All transfer, recording, filing, stamp, documentary, sales, use, registration, value-added or similar Tax which may be payable in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) shall be borne 50% by Buyer, on the one hand, and 50% by Seller and Parent, on the other hand.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

Seller and Parent, jointly and severally, represents and warrants as of the date hereof (unless the particular representation or warranty speaks as of another date, in which case Seller and Parent make such representation and warranty as of such other date), in each case, except as otherwise set forth on Seller’s Disclosure Schedule (it being understood and agreed that the disclosure of any item in Seller’s Disclosure Schedule shall be deemed to have been disclosed with respect to the other representations or warranties in this Article III if the relevance of such disclosure to such other representations or warranties in this Article III is readily apparent on the face of the disclosure).

3.1 Existence and Qualification; Subsidiaries.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada. The Company has the limited liability company power and authority to own and use its properties, including its assets, to enter into and perform this Agreement and the Ancillary Documents and to consummate all of the transactions contemplated to be consummated by the Company pursuant to this Agreement and the Ancillary Documents, and holds all franchises, licenses and Permits necessary and required therefor, except to the extent that the failure to have such power or authority, or to hold such franchises, licenses or Permits, would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change. The Company is qualified as a foreign corporation in any state where the nature and extent of its business activities requires qualification, including Montana, except to the extent that the failure to be so qualified would not be, and would not reasonably be expected to be, a Material Adverse Change.

(b) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Seller is a corporation, validly existing and in good standing under the laws of the State of Nevada. Seller and Parent have the corporate power and authority to enter into and perform this Agreement and the Ancillary Documents and to consummate all of the transactions contemplated to be consummated by Seller and Parent pursuant to this Agreement and the Ancillary Documents to which Seller and Parent are a party, and hold all franchises, licenses and Permits necessary and required therefor, except to the extent that the failure to have such power or authority, or to hold such franchises, licenses or Permits, would not be, and would not reasonably be expected to be, individually or in the aggregate, material to the Company or their respective properties or assets taken as a whole. Seller and Parent owns directly or indirectly and beneficially all of the equity interest in the Company.

3.2 Approval of Agreement; Enforceability; Non-Contravention.

(a) The execution and delivery of this Agreement and the Ancillary Documents to which Seller or Parent is a party, as applicable, have been duly authorized and approved (i) by the unanimous vote or consent of Seller’s board of directors, and Parent’s board of directors, and (ii) in accordance with Seller’s and Parent’s governing documents and applicable Law. The unanimously adopted resolutions of Seller’s board of directors, and Parent’s board of directors giving said authorization and approval have not been altered, amended or revoked. Pursuant to such authorization and approval, each of Seller and Parent has full power and authority to enter into this Agreement and the Ancillary Documents to which Seller or Parent, as applicable, are a party and to perform Seller’s or Parent’s obligations hereunder and thereunder and no further authorization, consent or approval is required as a condition to the validity of this Agreement or any of the Ancillary Documents to which Seller or Parent is a party or to give effect to the transactions contemplated hereby or thereby, subject to the Remedies Exception. No authorization or approval of this Agreement, any of the Ancillary Documents to which Seller or Parent is a party or the consummation of any of the transactions contemplated hereby or thereby is required from Parent’s stockholders under Parent’s governing documents or applicable Law.

(b) This Agreement has, and at the Closing each Ancillary Document will be, validly executed and delivered on behalf of Seller by a duly authorized officer of Seller and on behalf of Parent by a duly authorized officer of Parent. This Agreement constitutes, and each Ancillary Document to which Seller or Parent is a party upon execution will constitute, a valid and binding agreement of Seller and Parent, as applicable, and is, and in the case of the Ancillary Documents upon execution and delivery at the Closing will be, enforceable against Seller and Parent, as applicable, in accordance with its respective terms.

(c) Neither the execution and delivery by Seller or Parent of this Agreement or of any of the Ancillary Documents to which Seller or Parent is a party, nor the closing of the transactions contemplated hereby and thereby conflicts with or will conflict with, or constitutes or results, or will constitute or result, in any default, breach or violation of (x) any applicable statute, law, ordinance, decree, order, rule, or regulation of any governmental body, whether domestic or international, or the provisions of any franchise or license, (y) any provision of Seller’s articles of incorporation and bylaws, Parent’s articles of incorporation and bylaws, or any other charter documents, voting agreements, voting trusts, stockholders agreements or similar governing documents of Seller or Parent, or (z) assuming the consents on Schedule 3.2 are obtained, any lease, contract, instrument, license, agreement or other document affecting the Company or to which Seller or Parent is a party, except with respect to the foregoing clauses (x) and (z) as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change.

(d) Parent and Seller have materially complied with all applicable Laws, including all Gaming Laws, in connection with the execution and performance of this Agreement and any Ancillary Document to which Parent or Seller is, or will be, a party and the consummation of the transactions contemplated hereby and thereby.

(e) Except for the HSR Notice (if applicable) or as otherwise as set forth on Schedule 3.2, no governmental consent, approval, registration, declaration or filing with, or notice to, any administrative agency, commission, Gaming Authority or other Governmental Authority or third-party Permits or consents are necessary to effect, or are necessary with respect to Seller or Parent in connection with, the transactions contemplated hereby.

3.3 Financial Statements. Attached hereto as Schedule 3.3 sets forth (a) unaudited balance sheets of the Company for the year ended December 31, 2019, December 31, 2020 and December 31, 2021 and for the period ending September 30, 2022 and (b) monthly unaudited profit and loss financial statements for the year ended December 31, 2019, December 31, 2020 and December 31, 2021 and for the period ending September 30, 2022 (collectively, the “Financial Statements”). The Financial Statements have been prepared in conformity with generally accepted accounting principles (“GAAP”) consistently applied and present fairly, in all material respects, the financial position of the Business at the respective dates indicated and the results of operations of the Business for the respective periods indicated.

3.4 Indebtedness. From and after the Closing, J&J will not have any duty, liability or obligation whatever with respect to any Indebtedness of Parent, Seller or the Company as a result of the consummation of the transactions contemplated by this Agreement, except for any Indebtedness incurred by the Company after Closing and/or any Assumed PTO.

3.5 Ownership of Purchased Equity; Capitalization.

(a) Seller is the sole lawful record owner of the Purchased Equity, and has title to the Purchased Equity free and clear of all Liens other than those imposed under applicable federal and state securities Law and Permitted Liens. Seller will deliver to J&J at the Closing the Purchased Equity free and clear of all Liens other than those imposed under applicable federal and state securities Law and Permitted Liens.

(b) Seller or its wholly owned Subsidiaries owns directly or indirectly all of the equity interest of the Company, free and clear of all Liens other than those imposed under applicable federal and state securities Law and Permitted Liens.

(c) The Purchased Equity constitute all of the issued and outstanding equity and voting interests of the Company. All of the issued and outstanding equity and voting interests of the Company have been duly authorized, and validly issued and all required capital contributions with respect to the Purchased Equity have been made, and are free of preemptive rights. There are no outstanding (i) securities convertible into or exchangeable or exercisable for equity interests of, or securities convertible into or exchangeable or exercisable for equity interests of the Company, (ii) options, warrants, contracts, pledges, calls, puts or other rights to purchase or subscribe for equity interests of the Company or (iii) contracts or other obligations of any kind to which Seller is party requiring the issuance after the date hereof of (A) any equity interests of the Company, (B) any convertible or exchangeable security of the type referred to in clause (i), or (C) any options, warrants, contracts, pledges, calls, puts or rights of the type referred to in clause (ii).

3.6 Material Adverse Change. Except as set forth on Schedule 3.6, since the date that is 12 months prior to the date of this Agreement, there has been no Material Adverse Change.

3.7 Operation of Business. Schedule 3.7 lists all instances that Seller and the Company have, since September 30, 2022 to the date hereof:

(a) entered into any employment contract with, or collective bargaining agreement covering any Business Employee whose annual target compensation exceeds $85,000;

(b) changed the compensation of any Business Employee whose annual target compensation exceeds $85,000;

(c) amended or restated its certificate of incorporation, bylaws, or other charter documents;

(d) sold, leased, licensed, abandoned, let lapse or otherwise disposed of or encumbered any of the assets that is material to the Business except in the ordinary course of business;

(e) issued, delivered, sold, disposed, pledged, transferred, redeemed, purchased, acquired or otherwise encumbered any equity of the Company; and

(f) taken any of the actions that are set forth in Section 5.1.

3.8 Undisclosed Liabilities. The Company has no material liabilities or obligations whatsoever, either accrued, absolute, contingent or otherwise, and there is no basis for any Claim against the Company for any material liability or obligation, contingent or otherwise, except for liabilities (a) to the extent specifically set forth on Schedule 3.8, or reflected or reserved for in the Financial Statements, (b) incurred by the Company in the normal and ordinary course of business of the Company since the date of the Financial Statements (none of which are adverse to the Company or the Business), (c) incurred in connection with the transactions contemplated hereby, (d) that are Permitted Liens, (e) that are included as a current liability in the calculation of Closing Net Working Capital, included in Indebtedness or included in Transaction Expenses, (f) that arise under the Acquired Contracts (other than liabilities resulting from any breach or default under such contract), or (g) that are Excluded Liabilities.

3.9 Title to and Sufficiency of the Assets. After the assignment of the Transferred Intellectual Property to be assigned to J&J pursuant to this Agreement and the Intellectual Property Assignment, except for the services to be provided under the Transition Services Agreement and, the Company will have good and marketable title to (or a valid leasehold interest in (subject to the terms of the applicable lease) or a valid license or right to use, as the case may be) all the assets and property necessary and sufficient to operate the Business as currently conducted, free and clear of all mortgages, options, liens, charges, security interests, leases, covenants, options, rights of first refusal, conditions, agreements, Claims, defenses, restrictions and other encumbrances of every kind (“Liens”) except for the Permitted Liens and any consents required under the Acquired Contracts, and, to Seller’s Knowledge, there exists no restriction on the use or transfer of the assets of the Business, other than the terms of, including any consents required under, the Acquired Contracts. After the assignment of the Transferred Intellectual Property to be assigned to J&J pursuant to this Agreement and the Intellectual Property Assignment, except for the services to be provided under the Transition Services Agreement, upon Closing, the Company will be entitled to the continued possession and use of all of the assets and property necessary and sufficient to operate the Business without interference by Parent, Seller or their respective Subsidiaries and affiliates, and the respective directors, officers, limited liability company managers, employees and agents of any of the foregoing.

3.10 Intellectual Property.

(a) Schedule 3.10(a)(i) sets forth sets forth a true and complete listing of all patents and patent applications, all registered trademarks and service marks and all trademark and service mark applications, all registered copyrights and copyright applications, and all registered Internet domain names owned by the Company, Seller, Parent or their respective Subsidiaries and affiliates and included in the Transferred Intellectual Property (the “Registered Transferred Intellectual Property”). Schedule 3.10(a)(ii) sets forth sets forth a list of all social media accounts, social media names, social media handles, unregistered trademarks, unregistered service marks, and all Software that are owned by the Company, Parent or their respective Subsidiaries and affiliates and included in the Transferred Intellectual Property (such Software, together with all other Transferred Intellectual Property owned by Parent, Seller or the Company, the “Owned Transferred Intellectual Property”). Other than as set forth on Schedule 3.10(a), all Owned Transferred Intellectual Property is owned by Parent, Seller or the Company, and no other affiliate or Subsidiary of Parent, nor any director, officer, limited liability company manager, employee, agent, contractor or vendor of the Company, Parent or their respective Subsidiaries and affiliates owns or otherwise controls any right, title or interest in or to any Transferred Intellectual Property. No current or former employee of the Company, Parent or their respective Subsidiaries and affiliates owns or otherwise controls any right, title or interest in or to any Transferred Intellectual Property.

(b) Except as set forth on Schedule 3.10(b), (i) all items of Registered Transferred Intellectual Property are valid and subsisting, and none of the items of Transferred Intellectual Property have been adjudged invalid or unenforceable in whole or in part, (ii) all Transferred Intellectual Property, together with all common law rights to the subject matter thereof, are held by Seller, Parent or the Company, free and clear of all Liens, and Seller, Parent or the Company solely and exclusively own all right, title and interest in and to all Owned Transferred Intellectual Property, (iii) there exists no restriction on the use or transfer of any Owned Transferred Intellectual Property, and (iv) there are no injunctions, judgments, orders, decrees, rulings, or charges, or other interferences, challenges, proceedings, infringement suits, or claims (collectively, “Claims”), whether pending, threatened in writing, or outstanding, with respect to any Transferred Intellectual Property.

(c) The Company, Seller, Parent or their respective Subsidiaries and affiliates have taken actions reasonably necessary to maintain in effect, and to maintain Parent, Seller or the Company ownership of, and the validity and enforceability of the Transferred Intellectual Property, including (i) paying application, examination, registration, issue, renewal and maintenance fees that have become due, (ii) filing necessary documents and certificates including statements of use with the relevant patent, copyright, trademark or other authorities, and (iii) recording documents of title and releases of security interests required to perfect rights in Transferred Intellectual Property.

(d) Except as set forth on Schedule 3.10(d):

(i) The Company, Seller, Parent and their respective Subsidiaries and affiliates have taken reasonable steps to maintain, enforce and protect the confidentiality of all Transferred Intellectual Property, the value of which to the Business is contingent upon maintaining the confidentiality thereof including by requiring all persons having access thereto to execute binding, enforceable, written non-disclosure contracts, and implementing and maintaining reasonable security measures. None of the confidential Transferred Intellectual Property has been disclosed other than to route customers, employees, contractors, consultants, representatives and agents of the Company, Seller, Parent or their respective Subsidiaries and affiliates under binding, enforceable, written confidentiality agreements.

(ii) Since January 1, 2020, there is not and has not been any material infringement, misappropriation, dilution or other violation of any Intellectual Property of a third party by the Company, Seller, Parent or their respective Subsidiaries and affiliates, or the principals, officers, employees, independent contractors or agents thereof, in connection with the conduct of the Business.

(iii) Since January 1, 2020, there is not and has not been any material infringement, misappropriation, dilution or other violation of any Transferred Intellectual Property by a third party.

(iv) No third party has been granted a license, sublicense or other rights to use any Transferred Intellectual Property, other than non-exclusive licenses granted to route customers solely for purposes of or in connection with Parent, Seller or the Company providing Software or services to route customers, or to Parent, Seller or the Company vendors or contractors solely for purposes of providing services to Parent, Seller or the Company, in each case in the ordinary course of business.

(v) With respect to the Transferred Intellectual Property, none of the Company, Seller, Parent or their respective Subsidiaries and affiliates, nor any current or former principals, officers, employees, independent contractors or agents thereof, has settled a dispute related to such Transferred Intellectual Property or otherwise entered into a co-existence agreement, covenant not to sue, or similar agreement related to such Transferred Intellectual Property.

(vi) The Company, Seller, Parent and their respective Subsidiaries and affiliates have not procured the development of any Transferred Intellectual Property from any third party, other than from a Third Party Developer (as defined below) pursuant to an Acquired Contract.

(vii) The Owned Transferred Intellectual Property was developed entirely by (A) the Company’s, Seller’s, Parent’s or their respective Subsidiaries’ and affiliates’ current and former employees or officers acting within the scope of their employment or (B) independent contractors retained by the Company, Seller, Parent or their respective Subsidiaries and affiliates (such independent contractors collectively referred to as “Third Party Developers”). Parent, Seller or the Company have secured written agreements from all Third Party Developers acknowledging the Parent, Seller or Company ownership in such Owned Transferred Intellectual Property as “work made for hire” or otherwise assigning, to the extent permitted by applicable Law, all right, title and interest in and to the Owned Transferred Intellectual Property to Parent, Seller or the Company.

(viii) With regards to any Owned Transferred Intellectual Property that constitutes Software (“Owned Software”), the source code and system documentation relating thereto (A) have at all times been maintained by Parent, Seller or the Company in confidence, (B) have been disclosed by Parent, Seller or the Company only in accordance with the terms of written agreements or to persons under a duty of confidentiality and (C) has not been developed, used, combined, incorporated or distributed with, and does not link to or embed, any open source software or free software as defined either by the Open Source Initiative or the Free Software Foundation (collectively, “Open Source Materials”) in a manner that would require (i) disclosure of source code comprising Owned Transferred Intellectual Property, (ii) licensing, sublicensing or other distribution of Owned Transferred Intellectual Property, or (iii) the grant of any rights or immunities under any Owned Transferred Intellectual Property. All use and distribution of Open Source Materials by Parent, Seller or the Company has been in compliance with the licenses applicable to such Open Source Materials, including all copyright notice and attribution requirements.

(ix) No Owned Software, to the Knowledge of Seller, and no other Software included in the Transferred Intellectual Property includes any Prohibited Code. “Prohibited Code” means code which is designed to (A) permit improper use, access, delete or modify any Software, hardware, computer system or network, or (B) impermissibly disable, disrupt, deactivate, harm, shut down or otherwise impede in any manner the operation any Software, hardware, computer system or network (such as, without limitation, “time bombs,” “protect codes,” “data destruction keys,” “trap doors,” “backdoors,” “worms,” “Trojan horses” and similar virus, code or devices).

(e) None of the Software included in the Transferred Intellectual Property or sublicensed to Buyer (or the Company’s, Seller’s, Parent’s or their respective Subsidiaries’ or affiliates’ use thereof) contains any bug, defect, or error that has adversely affected, in any material respect, the use, functionality, or performance of such Software or any product or system containing or used in conjunction with such Software.

(f) The source code for all Owned Software contains annotations and programmer’s comments, and otherwise has been documented in a professional manner that is sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support such Software. No source code for any Owned Software has been delivered, licensed or made available to any escrow agent or other person or entity who is not, as of the date of this Agreement, an employee of the Company, Seller, Parent or their respective Subsidiaries and affiliates. The Company, Seller, Parent and their respective Subsidiaries and affiliates do not have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Owned Software to any escrow agent or another third party. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the delivery, license or disclosure of the source code for any Owned Software to any third party.

(g) The Company, Seller, Parent and their respective Subsidiaries and affiliates do not use, hold for use or otherwise employ in the conduct of the Business (including in connection with the sale, license or other provision of products or services to route customers or other third parties) any Software or other Intellectual Property developed for or provided to a route customer of by or on behalf of Parent, Seller or the Company (including by any subcontractor engaged by Parent, Seller, or the Company to provide services for or to such route customer) that Parent, Seller or the Company or its subcontractor has assigned or is obligated to assign to such route customer.

(h) Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreement entered into in connection herewith or therewith will, with or without notice or lapse of time, or both, result in, or give any other person or entity the right or option to cause or declare: (i) a loss of, or Lien on, any Transferred Intellectual Property; (ii) the release, disclosure or delivery of any Transferred Intellectual Property by or to any escrow agent or other third party; or (iii) the grant, assignment or transfer to any third party of any license or other right or interest under, in or to any of the Transferred Intellectual Property. Immediately following the consummation of the transactions contemplated by this Agreement, all Transferred Intellectual Property will be owned by and available for use by J&J or the Company in the same manner and on the same conditions as currently used by the Company, Seller, Parent or their respective Subsidiaries and affiliates in the conduct of the Business.

3.11 Acquired and Excluded Contracts.

(a) Set forth on Schedule 3.11(a) is a complete and accurate schedule of all material contracts of the Company, Seller or Parent, that are material to the Business, as of the date of this Agreement, including the Route Contracts, which Schedule 3.11(a) shall be updated by Seller as of the Closing Date (the “Acquired Contracts”). Set forth on Schedule 2.2 is a complete and accurate schedule of all of the Excluded Contracts. The Company is not a party to, or bound by, any contract, agreement, or arrangement, primarily related to the Business, or for any suppliers, vendors or service providers primarily serving the Business, other than those set forth on Schedule 3.11 and Schedule 2.2.

(b) Each Acquired Contract is a valid, binding and enforceable obligation of the Company thereto and the other parties thereto, in accordance with its terms and conditions, subject to the Remedies Exceptions and except for such failures to be valid, binding or enforceable that would not individually or in the aggregate reasonably be expected to be material to the Business. The Company is not, and no other party to an Acquired Contract, is in default under or in material breach or violation of such Acquired Contract. No event has occurred which, with the passage of time or the giving of notice, or both, would constitute, and assuming the consents set forth on Schedule 3.2 are obtained, neither the execution of this Agreement nor the Closing hereunder do or will constitute or result in, a default under or a material violation of any Acquired Contract by the Company, or any other party to such contract, or would cause the acceleration of any obligation of the Company or any other party thereto or the creation of a Lien upon the Company (other than Permitted Liens), or would require any consent thereunder, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business. Seller has delivered, or made available, to J&J or its representatives prior to the date hereof accurate and complete copies of all Acquired Contracts to which the Company is a party. None of the payments required under the Acquired Contracts have been pre-billed or prepaid prior to the due date thereof or prior to the respective work being performed, outside of the ordinary course, the Company is not in possession of any retainer or other prepayment which represents compensation for work not yet performed, outside of the ordinary course and there is not any material default in performance or payment by Company, or to the Knowledge of Seller, any other party thereto. The Company has not received any written notice of dispute regarding the acceptance of work performed to date on any Acquired Contract.

(c) Set forth on Schedule 3.11(c) is a list of known prospective route customer engagements with executed Route Contracts that have yet to be implemented in the State of Montana as of the date of this Agreement (“Pipeline Engagements”). Seller has delivered, or made available, to J&J or its representatives prior to the date hereof copies of the Pipeline Engagements.

3.12 Personal Property Leases. Set forth on Schedule 3.12 hereto is a list of each lease under which the Company, Seller, Parent or any Subsidiary of Parent is the lessee of any personal property primarily used in connection with the Business (including any leased Gaming Equipment) or master contract under which Seller, Parent, or the Company has the right to use Acquired Gaming Equipment or Acquired Vehicles (the “Acquired Personal Property Leases”), including the location of such personal property, the make, model and serial numbers of the leased personal property, the lease rent, and the current term expiration date (and the purchase price). Seller has made available to J&J a correct and complete copy of each Acquired Personal Property Lease. The property described in the Acquired Personal Property Leases is presently used by the Company as lessee under the terms of such leases and in the physical possession of the Company. Except as set forth on Schedule 3.12, all payment obligations due under the Acquired Personal Property Leases have been paid and, to the Knowledge of Seller, there exists no material default by Company, by any other party to such leases under the terms of the Acquired Personal Property Leases and no event has occurred which, upon passage of time or the giving of notice, or both, would result in any event of material default by Company or, to the Knowledge of Seller or, by any other party to the Acquired Personal Property Leases except as would not, individually or in the aggregate, reasonably be expected to be material to the Business. Except as set forth on Schedule 3.12, the Company has all right, title and interest of the lessee under the terms of the Acquired Personal Property Leases, free of all Liens on such leasehold right, title and interest, other than the terms and conditions contained in the Acquired Personal Property Leases, and the Acquired Personal Property Leases are valid and in full force and effect as against the Company and, to the Knowledge of the Company, the other party or parties thereto, subject to the Remedies Exception.

3.13 Environmental Matters.

(a) The operations of the Company with respect to the Business and the Leased Real Property are currently and have, since January 1, 2020, been in material compliance with all Environmental Laws. The Company has not received from any person or Governmental Authority, with respect to the Business or the Leased Real Property, any: (i) Environmental Notice or Environmental Claim; or (ii) any request for information pursuant to any Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements.

(b) The Company has obtained and is in compliance with all Environmental Permits (each of which is disclosed in Schedule 3.13(b)) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Leased Real Property, and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Company through the Closing Date in accordance with Environmental Law. With respect to any such Environmental Permits, the Company has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and the Company is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same to J&J, and has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c) None of the Business or the Leased Real Property is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) There has been no Release of Hazardous Substances by the Company in contravention of Environmental Law with respect to the Business or the Leased Real Property, and the Company has not received an Environmental Notice that any of the Business or the Leased Real Property (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Substances which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Company.

(e) The Company has provided to J&J and listed in Schedule 3.13(e): (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, and other similar documents, prepared on or after January 1, 2020, with respect to the Business or the Leased Real Property which are in the possession or control of the Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Substances; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current Environmental Laws (including costs of remediation, pollution control equipment and operational changes).

(f) Except as set forth on Schedule 3.13(f), the Company has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

3.14 Condition of Assets. The Acquired Equipment are in good and operable condition, reasonable wear and tear excepted, have been appropriately maintained and repaired, are not materially defective except for ordinary wear and tear, and are suitable and adequate for continued use in the Company as currently conducted.

3.15 Insurance. The insurance policies covering the Company are in full force and effect as required by law or under any agreement to which Parent or Seller is a party in connection with its operation of Company including, general comprehensive liability, product and professional liability, errors and omissions, unemployment and workers’ compensation coverage. Schedule 3.15 sets forth the insurance maintained by Seller or Parent providing coverage for the operation of the Company.

3.16 Real Property.

(a) Parent, Seller and the Company do not own any real property which is used or held for use in the Business.

(b) Schedule 3.16(b) sets forth each parcel of real property leased or operated by Parent, Seller and the Company which is primarily used or primarily held for use in the Business (together with all rights, title and interest of Parent, Seller and the Company in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements, including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Parent, Seller or the Company holds any Leased Real Property primarily for use in the Business (each an “Acquired Real Property Lease,” and collectively, the “Acquired Real Property Leases”). Seller has delivered to J&J a true and complete copy of each Acquired Real Property Lease. With respect to each Acquired Real Property Lease:

(i) To Seller’s Knowledge, such Acquired Real Property Lease is valid, binding, enforceable and in full force and effect, subject to the Remedies Exception;

(ii) The Company is not in a material breach or default under such Acquired Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and the Company which is the tenant party has paid all rent due and payable under such Acquired Real Property Lease;

(iii) The Company has not received nor given any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company which is the tenant party under any of the Acquired Real Property Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to any Acquired Real Property Lease has exercised any termination rights with respect thereto;

(iv) Neither Parent, Seller, nor the Company which is the tenant party has subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof;

(v) Neither Parent, Seller, nor the Company which is the tenant party has pledged, mortgaged or otherwise granted any Lien on its leasehold interest in any Leased Real Property;

(vi) The respective landlord owns good, valid and marketable title in the fee simple estate of, and the premises leased to the Company which is the tenant party in the respective Acquired Real Property Lease comprise, the entirety of the respective facility, without material Liens; and

(vii) Except as set forth on Schedule 3.16(b)(vii), all material work performed by the respective landlord and tenants under the respective Acquired Real Property Lease for each parcel of the Leased Real Property has been completed, in all material respects, and paid for in full.

(c) To Seller’s Knowledge, the Leased Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

(d) All material improvements on the Leased Real Property and all of the current uses and conditions thereof are in compliance, in all material respects, with all applicable site plan approvals, zoning or subdivision regulations or urban redevelopment plans (as modified by any duly issued variances), and all applicable fire and life safety, building and health codes and ordinances and similar applicable Laws. Neither Parent, Seller nor the Company which is the tenant party has received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or, to the Knowledge of Seller, threatened condemnation or eminent domain proceedings affecting the Leased Real Property or any portion thereof, or (iii) existing, pending or, to the Knowledge of Seller, threatened zoning, building code or other moratorium proceedings, or similar matters which could adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty. No material portion of the Leased Real Property has, since January 1, 2020, been subject to any flooding or material storm water buildup. No material portion of the Leased Real Property is protected wetlands designated or identified as such by any Governmental Authority, or habitat for, and there has never been identified thereon, any endangered, threatened or other protected species listed under the Endangered Species Act or other similar law. Parent, Seller, and the Company which is the tenant party are in peaceful and undisturbed possession of each parcel of Leased Real Property, and there are no contractual restrictions that preclude or restrict in any material respect the ability to use the Leased Real Property for the purposes for which it is currently being used.

(e) Neither Parent, Seller nor the Company which is the tenant party has received written notice of (1) condemnation proceedings or eminent domain proceedings of any kind pending, threatened or contemplated against the Leased Real Property or any constituent part or portion thereof, (2) for purposes of ad valorem Taxes, re-assessments or valuation complaints or proceedings pending, threatened or contemplated that are regarding the Leased Real Property or any constituent part or portion thereof (3) legal proceedings pending or threatened against the Leased Real Property, and to Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such legal proceedings against the Leased Real Property or (4) any order or unsatisfied judgment from any legal proceeding threatened or contemplated against the Leased Real Property or any constituent part or portion thereof.

(f) Except as set forth on Schedule 3.16(f), neither Parent, Seller nor the Company which is the tenant party is obligated, based on a presently existing condition or circumstance, to make any material repair, modification, alteration, restoration or replacement with respect to any portion of the Leased Real Property in order to comply with the terms and conditions of the Acquired Real Property Leases or applicable Laws. The anticipated cost of all deferred maintenance and/or deferred repairs with respect to the Leased Real Property is reflected on the Latest Balance Sheet.

(g) Seller, Parent, the Company and their respective directors, officers, employees and agents are not presently negotiating, and have not committed in writing to negotiate any new lease, occupancy agreements, letters of intent or purchase agreements for any new sites or locations for the conduct of the Business.

3.17 Compliance with Law, Governing Documents and Other Agreements.

(a) Company, Seller and Parent currently conduct, and since January 1, 2020 have conducted, the Business, Seller and the Company operations in material compliance with, and have not received any written notice of default under or material breach or violation of, (i) any applicable Law, including all Gaming Laws and all applicable Privacy Laws, (ii) any provision of the Company, Seller, and Parent’s articles or certificate of incorporation or association, bylaws, operating agreement or other charter documents or (iii) any lease, contract, instrument, license, agreement or other document affecting Seller or the Company. Company, Seller and Parent have not received any written Claim or notice that the Company has not complied with any of the foregoing in their ownership and operation of the Business, the assets of the Company, or Purchased Equity.

(b) Privacy; Data Security and Information Technology.

(i) Except as set forth on Schedule 3.17(b)(i), since January 1, 2020, Seller and the Company maintain policies and procedures regarding data security, confidentiality and privacy that are commercially reasonable and, in any event, in compliance with all of its obligations under applicable Data Requirements. The Processing of any and all Seller and Company Data by or on behalf of Seller and Company is in material compliance with all applicable data security, confidentiality, and privacy policies, all terms of use and other agreements, all applicable Privacy Laws, and applicable industry standards, including PCI-DSS (“Data Requirements”). None of Parent, Seller or the Company have received any written communication regarding any actual or suspected violation of any Data Requirements. No complaint, and no audit, investigation, litigation, or other adversarial proceeding, with respect to any breach or violation of any Data Requirements or any Processing of Seller or Company Data has occurred, to the Knowledge of Seller or the Company is pending, or is threatened in writing. Seller and the Company have obtained all consents, permissions, and authorizations required by all Data Requirements with respect to all Seller or Company Data and the Processing thereof, including, as applicable from each applicable data subject. Without limiting the foregoing, Seller has in place privacy policies regarding the Processing of Seller or Company Data as required by all Data Requirements.

(ii) No Seller or Company Data has been provided to Seller or Company by any third party in violation of any Data Requirements or in a manner inconsistent with such third party’s own data or information privacy or security policies. Following the Closing, J&J will have all consents, permissions, authorizations, and other rights necessary to Process all Seller or Company Data in the same manner and to the same extent the Company Data was Processed by and on behalf of Seller or Company prior to the Closing.

(iii) Except as set forth on Schedule 3.17(b)(iii), there has been no suspected or actual material security breach, violation of any Seller or the Company security policy, or unauthorized access to, acquisition, use, loss, denial, or loss of use, destruction, compromise, or disclosure of any Seller or Company Data (a “Security Breach”). Company and Seller have not received any written notice alleging the occurrence of a Security Breach. Seller and Company have not notified and, to the Knowledge of Seller and Company, there have been no facts or circumstances that would require Seller or Company to give notice, to any other person of any actual or perceived Security Breach.

(iv) Neither Seller nor Company, nor to the Knowledge of Seller or Company, Data Processors have experienced and are not experiencing (i) any material disruption, interruption, outage or continued substandard performance affecting any Seller or Company Information Technology System or (ii) any data security breaches or other unauthorized or accidental use, access, disclosure, interruption, modification or corruption of any Seller or Company Data or Seller or Company Information Technology System or any malicious code, ransomware or malware attacks, or denial-of-service attacks on any Seller or Company Data or Company Information Technology Systems (each, a “Security Incident”). Except as set forth on Schedule 3.17(b)(iv), Seller, Company nor any third party acting at the direction or authorization of any Seller the Company has paid (in any form of compensation, including but not limited to crypto-currency) any perpetrator of any actual or threatened Security Incident or cyber-attack, including a ransomware attack or denial-of-service attack.

(v) Except as set forth on Schedule 3.17(b)(v), all Seller and Company Information Technology Systems have been properly maintained, in all material respects, by technically competent personnel, in accordance with generally accepted industry standards, to ensure proper operation, monitoring and use. Seller and the Company Information Technology Systems are in good working condition to effectively perform all information technology operations necessary to conduct the Business in all material respects as currently conducted by Seller or the Company, and function, operate, process and compute to materially align with all applicable Laws (including Privacy Laws), industry standards and trade practices. Seller and the Company have implemented commercially reasonable and appropriate administrative and technical measures designed to protect Seller or the Company Information Technology Systems against unauthorized loss, access, use, modification, alteration, damage, encryption, misuse, or disclosure. Seller and the Company have maintained commercially reasonable back-up, incident response, disaster recovery, and business continuity plans and procedures that are designed to be commensurate to the sensitivity of Seller or the Company Data that Seller or the Company Processes. Seller and the Company have promptly identified and reasonably implemented security patches, security upgrades or compensating controls for all Seller or the Company Information Technology Systems in relation to any critical vulnerabilities.

3.18 Litigation and Arbitration. Except as set forth on Schedule 3.18, as of the date hereof, there is no, and since January 1, 2020, there has not been any, suit, Claim, action, investigation, audit or proceeding now pending or, to the Knowledge of Seller or the Company, threatened before any court, grand jury, administrative or regulatory body, governmental agency, arbitration or mediation panel or similar body, nor are there any grounds therefor, to which the Company, Seller or Parent is a party in respect to the operation of the Business, Seller, the Company or which would result in any judgment, order, decree, liability, award or other determination which will have any material adverse effect upon Seller or the Company, the Purchased Equity or upon the Business. No such judgment, order, decree or award has been entered against the Company, Seller or Parent with respect to the Business nor has any such liability been incurred which has, or could reasonably be expected to have, such effect. There is no suit, Claim, action, investigation, audit or proceeding now pending or, to the Knowledge of Seller or the Company, threatened before any court, grand jury, administrative or regulatory body, governmental agency, arbitration or mediation panel or similar body and none of the Company, Seller or Parent is subject to any judgment, decree, injunction or order which will or could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

3.19 Broker’s Fees. None of Seller, Parent or their respective Subsidiaries or affiliates (including the Company) has retained any broker, finder or agent or agreed to pay any brokerage fees, finder’s fees or commissions with respect to the transactions contemplated by this Agreement.

3.20 Employees.

(a) All Business Employees, as of the date hereof, are listed on Schedule 3.20(a).

(b) All natural persons currently engaged by Parent, Seller or the Company, or any of their respective Subsidiaries, as independent contractors who provide all of or substantially all of their services to or for the benefit of the Business with respect to finance, accounting, legal, human resources, real estate, information technology, security, compliance and like services for the Business, are listed on Schedule 3.20(b) (“Current Independent Contractors”).

(c) Except as set forth on Schedule 3.20(c), all Business Employees and Current Independent Contractors are terminable at will.

(d) Schedule 3.20(d) sets forth a list of all employment, independent contractor, intellectual property assignment, and/or confidentiality, non-compete, non-solicitation or other restrictive agreements to which Parent, Seller or the Company, or any of their respective Subsidiaries, on the one hand, and any Business Employee or Current Independent Contractor, on the other hand, are party (collectively, the “Seller Arrangements”), and Seller has made available to J&J prior to the date hereof accurate and complete copies of all such Seller Arrangements.

(e) Seller has separately delivered to J&J a complete and accurate schedule of the current level of compensation of each of the Business Employees and Current Independent Contractors, including their (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; and (iv) current salary, hourly rate, target bonus, or other form of cash compensation, in each case, as applicable.

(f) All Key Employees, as of the date hereof, are set forth on Schedule 3.20(f).

3.21 Employee Benefits. “Benefit Plans” means all employee benefit, retirement, employment, consulting, deferred compensation, incentive, bonus, equity or equity-based compensation, change in control, retention, severance, paid time off, welfare, fringe benefit and other similar agreements, plans, policies, programs or arrangements which are maintained or contributed to by the Company or with respect to which the Company has or may have any liability, in any case, that provide compensation and/or benefits to any Business Employee or Current Independent Contractors of the Company, or any spouse or dependent of the foregoing, whether such plans, policies, programs or arrangements are covered by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or any similar law, and whether written or oral. Each Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance in all material respects with the terms of such Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable Laws. Each Benefit Plan subject to the requirements of Code Section 409A has been maintained in compliance with Code Section 409A(a) and any Internal Revenue Service guidance issued thereunder in all material respects and no amounts paid or payable under any such Benefit Plan to any Business Employee or has been subject to the interest and additional tax set forth under Code Section 409A(a)(1)(B). All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Benefit Plan. The requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) have been met in all material respects with respect to each Benefit Plan subject to COBRA. The Company does not have any contribution obligation or other current or potential liability in connection with any Benefit Plan, except with respect to the Benefit Plans set forth on Schedule 3.21. No fiduciary of any Benefit Plan has any material liability for breach of fiduciary duty or any failure to act or comply in connection with the administration or investment of the assets of such Benefit Plan. There have been no material non-exempt prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any Benefit Plan (other than routine claims for benefits) is pending, and none neither Parent, Seller nor the Company has any Knowledge of any threat of any such action, suit, proceeding, hearing, or investigation. The Company does not have any obligation to provide post-retirement or retiree welfare benefits to any Business Employee other than as required by applicable Law. With respect to those Benefit Plans intended to qualify pursuant to Section 401(a) of the Code, the Company is entitled to rely upon a favorable determination, opinion or advisory letter issued by the Internal Revenue Service with respect thereto. Parent has made available to J&J a complete and correct copy of any Benefit Plans listed on Schedule 3.21, their respective summary plan descriptions, and their respective trust agreements and plan administration

Agreements (in each case, to the extent applicable). No members of the Company’s current or former “controlled group” (within the meaning of Sections 414(b), (c), (m), or (o) of the Code) has in the past six years sponsored, maintained, contributed to, or been obligated to contribute to any plan subject to Title IV of ERISA or any “multiemployer plan” within the meaning of ERISA Section 4001(a)(3). The consummation of the transactions contemplated by this Agreement will not (i) entitle any Business Employee or Current Independent Contractor to any severance pay, unemployment compensation or any other compensatory payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such Business Employee or Current Independent Contractor, (iii) give rise to the payment of any amount that would not be deductible pursuant to the terms of Code Section 280G, or (iv) results in any prohibited transactions described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available, and with respect to which Buyer may have any obligations or liability. Parent has made an offer of affordable minimum essential coverage to each Business Employee in the manner contemplated under Section 4980H of the Code to the extent required to avoid the adverse Tax consequences thereunder, and none of Parent, Seller nor the Company is otherwise liable or responsible for any assessment payment, Taxes or other penalties under Section 4980H of the Code or otherwise under the Patient Protection and Affordable Care Act, as amended, and the regulations promulgated thereunder, or in connection with requirements including the reporting requirements relating thereto. Parent is and has been since January 1, 2020 in material compliance with all Laws applicable to the Benefit Plans and the Patient Protection and Affordable Care Act, and the regulations promulgated thereunder, including the information reporting requirements related thereto.

3.22 Labor Matters.

(a) The Company has not, and since January 1, 2020 has not been, a party to, bound by, or negotiating any collective bargaining, works council, union representation or similar agreement or arrangement with a union, works counsel or labor organization (collectively, “Union”); and there is not, and since January 1, 2020 has not been, any Union representing or purporting to represent any of the Business Employees, and, to the Knowledge of Seller, no Union or group of Business Employees is seeking or has sought to organize any Business Employees for the purpose of collective bargaining. None of Parent, Seller or the Company has any duty to bargain with any Union with respect to the Business Employees or with any group of Business Employees.

(b) There are no unfair labor practice complaints pending or, to the Knowledge of Seller, threatened before the National Labor Relations Board against Parent, Seller or the Company or on behalf of the Business Employees, and the Company has not since January 1, 2020 engaged in any unfair labor practice,

(c) There is not, and since January 1, 2020 has not been, any labor strike, dispute, slowdown, picketing, interruption of work, lockout, concerted refusal to work overtime, or stoppage or other similar labor disruption or dispute, in any case, involving any Business Employee, pending or, to the Knowledge of Seller, threatened against Parent, Seller or the Company. Seller has delivered or made available to Buyer accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the Business Employees.

(d) Except as set forth on Schedule 3.22(d), with respect to the Business, the Company is, and has been since January 1, 2020, in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, pay slips, vacation and sick leave, worker classification, discrimination, harassment, civil rights, affirmative action, work authorization, immigration, leave of absence requirements, safety and health, information privacy and security, workers’ compensation, continuation coverage under group health plans, wage payment, the payment and withholding of Taxes, termination of employment, or any other violation of the rights of any Business Employee respecting employment and employment practices. With respect to the Business Employees, Parent, Seller and the Company is in compliance, in all material respects, with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations.

(e) Each Business Employee who has been classified by the Company as (i) an exempt or non-exempt employee for purposes of the Fair Labor Standards Act (or any similar state, local or foreign law) or (ii) a part-time, temporary or seasonal employee, and each Current Independent Contractor, has been properly so classified for all purposes, including for Tax purposes and purposes of any Benefit Plans.

(f) The Company has paid or properly accrued in the ordinary course of business all wages and compensation due from the Company to each Business Employee and Current Independent Contractor of the Company, and (y) there is no Claim against the Company by or on behalf of any Business Employee or Current Independent Contractor on account of or for (i) overtime pay, other than overtime pay for the current payroll period, (ii) wages or salary or other compensation for any period other than the current payroll period, (iii) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year, or (iv) any violation of any Law relating to minimum wages or maximum hours of work.

(g) The Company has no material liability (i) for any arrears of wages or other compensation for services of any Business Employee or Current Independent Contractor other than accrued and unpaid in accordance with regular payroll practices, or any resulting penalty or other sums, or (ii) for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any Business Employee or Current Independent Contractor (other than routine payments to be made in the normal course of business and consistent with past practice).

3.23 Discrimination and Occupational Safety and Health. No person has any Claim, or to the Knowledge of Seller, any basis for any action against, and no Claim is pending or, to the Knowledge of Seller, threatened against, the Company relating to equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance, or occupational safety health standards or any other employment related matter arising under applicable Laws; and since January 1, 2020, the Company has not received any written notice from any person alleging a violation by the Company of such laws or occupational safety or health standards in.

3.24 Taxes.

(a) The Company has timely filed all Tax Returns required to be filed by the Company, and all such Tax Returns are true, correct and complete in all respects.

(b) All Taxes due and owing by the Company (whether or not shown on ay Tax Return) have been, or will be, timely paid.

(c) All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any Tax authority have been fully paid.

(d) The Company is not a party to any action by any Tax authority.

(e) There are no pending or threatened actions by any Tax authority against the Company.

(f) There are no Liens for Taxes upon any of the assets of the Company nor, to Seller’s Knowledge, is any Tax authority in the process of imposing any Liens for Taxes on any of the assets of the Company (other than for current Taxes not yet due and payable).

(g) No Claim or nexus inquiry has been made by a Tax authority in writing against the Company, in a jurisdiction where Tax Returns are not filed by the Company that the Company is or may be subject to Tax in such jurisdiction.

(h) No agreement waiving or extending any statute of limitations in respect of Taxes has been entered into by or requested from the Company.

(i) The Company has accrued on its books all Taxes, charges and assessments which are presently payable.

(j) All Taxes that the Company is required by law to withhold, collect or pay, including but not limited to sales and use Taxes and amounts required to be withheld, collected or paid in connection with any amount paid or owing to any employee, independent contractor, creditor, equityholder or other person, have been duly withheld, collected or paid. To the extent required by applicable Law, all such amounts have been paid to the proper Governmental Authority.

(k) The Company is not, and has never been, a party to, or a promoter of, a “listed transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(l) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into, or issued by any taxing authority with respect to the Company.

(m) The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii) an installment sale or open transaction occurring on or prior to the Closing Date;

(iii) a prepaid amount received on or before the Closing Date; or

(iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law.

(n) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(o) None of the assets of the Company are (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(p) None of the assets of the Company are Tax-exempt use property within the meaning of Section 168(h) of the Code.

(q) The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company does not have any liability for the Taxes of any Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or (ii) as a transferee or successor. The Company is classified as an entity disregarded as separate from its owner for U.S. federal income tax purposes.

(r) The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

3.25 Books and Records. Copies of the books of account and other material corporate records of the Company have been made available to J&J and such books and records have been maintained in accordance with good business practices.

3.26 Accounts Receivable. All accounts receivable included in the Financial Statements represent valid obligations from services rendered in the ordinary course of the Business and are not subject to any material right of set-off or any agreements or written understandings that would permit any payor to materially reduce or satisfy any portion of an obligation by any means other than the payment of cash in the face amount thereof, other than to the extent of any reserves specifically set forth with respect thereto on the Financial Statements.

3.27 Suppliers. Schedule 3.27 sets forth, with respect to the Business, for each of 2020, 2021 and 2022, (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $250,000 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. The Company has not received written notice, and there is not reasonable basis to expect, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

3.28 Anti-Corruption Matters.

(a) Since January 1, 2018, none of Parent, Seller, Company or any or any of their respective Subsidiaries, or any of their respective current or former directors, limited liability company managers, officers, employees or agents on behalf or for the benefit of Parent, Seller or the Company, or any of their respective Subsidiaries, has: (i) used any funds for unlawful contributions (including campaign contributions), gifts, entertainment, or other unlawful payments, benefits or emoluments relating to an act or omission by any governmental official or Governmental Authority; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, money laundering or similar matters; (iv) failed to report any transaction or activity which Parent, Seller or any or any of their respective Subsidiaries was required to report to the U.S. Department of Treasury, any Gaming Authority or any other Governmental Authority; or (v) disclosed to any Governmental Authority that it violated or may have violated any law relating to anti-corruption, bribery, money laundering or similar matters. No Governmental Authority is investigating, examining, or reviewing Parent, Seller or the Company, any of their respective Subsidiaries, or any of their respective current or former directors, limited liability company managers, officers, employees or agents in connection with any actual, alleged or potential violations or non-compliance with any applicable provisions of any law relating to anti-corruption, bribery, money laundering or similar matters.

(b) Since January 1, 2018, Parent, Seller, the Company and their respective Subsidiaries have maintained and complied with an anti-money laundering and suspicious activities reporting policy and a know-your-customer policy in accordance with customary practice in the gaming industry and, in any case, which was adequate to comply with all applicable Laws in all material respects.

3.29 Transactions with Related Persons; Outside Interests. None of (i) any beneficial owner of 5% or more of the Company’s equity securities, (ii) any director, limited liability company manager, partner, officer, trustee or employee of the Company, or any such beneficial owner’s other Subsidiaries or portfolio companies, (iii) any affiliate of any of the foregoing or any such affiliates’ director, limited liability company manager, partner, officer, trustee or employee, or (iv) any individual related by blood, marriage or adoption to any of the foregoing individuals and entities:

(a) is a party to any written agreement, contract, commitment or other form of transaction or arrangement with the Company, except as specifically disclosed on Schedule 3.29(a); or

(b) has any direct or indirect financial interest in any competitor with or supplier, sales representative, distributor or route customer of the Company, except as specifically disclosed on Schedule 3.29(b); provided, however, that for this purpose ownership of corporate securities having 5% or less of the outstanding voting power of any competitor, supplier, distributor or route customer, which securities are listed on any national securities exchange, shall not be deemed to be such a financial interest, provided, that such person has no other connection or relationship with such competitor, supplier, distributor or route customer.

3.30 COVID-19; PPP Loans.

(a) Except as set forth on Schedule 3.30(a), since January 1, 2020, (a) there have been no layoffs or salary reductions affecting any Business Employee as a result of or in response to COVID-19 or Pandemic Measures, and (b) the Company has not experienced a material business interruption resulting from COVID-19 or Pandemic Measures, including restrictions on operations, failure of suppliers to provide goods or services, or reductions in customer demand. The Company has in place and maintain in effect business continuity, risk management, emergency and disaster plans, procedures, protocols and facilities appropriate for the nature of the risks associated with the Company’s business and consistent with businesses of similar size operating in similar industries, including risks resulting from or related to COVID-19 or Pandemic Measures.

(b) The Company has not received any COVID-19 Funds.

(c) The Company has not applied for any PPP Loan from any person or entity. The Company has not received any relief or benefits under the Paycheck Protection Program of the U.S. Small Business Administration as set forth in the CARES Act. The Company is not the successor, by equity or asset purchase, merger, consolidation or otherwise, to any Person which received or incurred a PPP Loan or which otherwise received any relief or benefits under the Paycheck Protection Program of the U.S. Small Business Administration as set forth in the CARES Act.

3.31 No Additional Representations. NOTWITHSTANDING ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS, CONFIDENTIAL INFORMATION MEMORANDA, MANAGEMENT PRESENTATIONS OR OTHER SUPPLEMENTAL DATA) MADE AVAILABLE TO OR DISCLOSED TO J&J OR ITS REPRESENTATIVES, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE III, OR ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY PARENT, SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT, PARENT AND SELLER EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR

IMPLIED, AS TO THE BUSINESS, OPERATION OF THE BUSINESS, ASSETS, LIABILITIES, CONDITIONS (FINANCIAL OR OTHERWISE) OR PROSPECTS OF THE COMPANY OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACCURACY OR COMPLETENESS OF ANY SUCH DOCUMENTATION OR OTHER INFORMATION SO MADE AVAILABLE OR DISCLOSED. EACH OF PARENT AND SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, SUCH ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND J&J IS RELYING ONLY ON ITS OWN RESPECTIVE EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF PARENT AND SELLER SET FORTH IN THIS AGREEMENT. THE PROVISIONS OF THIS SECTION 3.31 SHALL NOT, AND SHALL NOT BE DEEMED OR CONSTRUED TO, WAIVE OR RELEASE ANY CLAIMS FOR FRAUD.

3.32 Disclaimer; Independent Investigation; Non-Reliance on Extra-Contractual Representations, Warranties, Assurances, Inducements or Other Actions or Omissions. J&J ACKNOWLEDGES AND AGREES THAT (A) IT HAS CONDUCTED ITS OWN INQUIRY AND INDEPENDENT INVESTIGATION OF THE FINANCIAL CONDITION, ASSETS, LIABILITIES AND PROJECTED OPERATIONS OF THE BUSINESS AND THE ASSETS AND AFTER SUCH INVESTIGATION HAS IDENTIFIED THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III OF THIS AGREEMENT AND IN THE ANCILLARY DOCUMENTS AS THE SOLE REPRESENTATIONS AND WARRANTIES ON WHICH J&J IS RELYING IN MAKING ITS DETERMINATION AS TO THE PROPRIETY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE ANCILLARY DOCUMENTS AND J&J IS RELYING SOLELY ON SUCH REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER EXPRESSLY CONTAINED IN ARTICLE III AND IN THE ANCILLARY DOCUMENTS.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF J&J AND J&J VENTURES

Each of J&J and J&J Ventures hereby represents and warrants as of the date hereof:

4.1 Existence of J&J and J&J Ventures. J&J is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Illinois with the full power and authority to own and use its properties, to transact the business in which it is engaged. J&J Ventures is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Illinois with the full power and authority to own and use its properties, to transact the business in which it is engaged.

4.2 Approval of Agreement. The execution and delivery of this Agreement and the Ancillary Documents to which each of J&J and J&J Ventures is a party have received all necessary authorizations and approvals on the part of J&J or and J&J Ventures, as applicable. Pursuant to such authorizations and approvals, each of J&J and J&J Ventures has full power and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder. No further authorization, consent or approval is required as a condition to the validity of this Agreement or the Ancillary Documents to which J&J or J&J Ventures is a party or to give effect to the transactions contemplated hereby or thereby. No other company proceedings on the part of either J&J or J&J Ventures are necessary to authorize this Agreement and the Ancillary Documents to which it is a party and the transactions contemplated hereby and thereby. This Agreement constitutes a legal, valid and binding agreement of J&J and J&J Ventures and is enforceable against J&J and J&J Ventures, as applicable, in accordance with its terms, and each of the Ancillary Documents to which either J&J or J&J Ventures is a party upon execution will constitute a valid and binding agreement of J&J or J&J Ventures, as applicable, and will be enforceable against J&J or J&J Ventures, as applicable, in accordance with its respective terms, subject to the Remedies Exceptions.

4.3 Noncontravention. Neither the execution and delivery of this Agreement or the Ancillary Documents to which it is or will be a party by J&J or J&J Ventures, or any affiliate of J&J or J&J Ventures that becomes a party to this Agreement or an Ancillary Document, nor the consummation by J&J or J&J Ventures or any affiliate of J&J or J&J Ventures that becomes a party to this Agreement or an Ancillary Document, of the transactions contemplated hereby or thereby (a) conflicts with or violates any provision of the governing documents of J&J, J&J Ventures or such affiliate of J&J or J&J Ventures, as applicable, (b) conflicts with, violates, results in a breach, cancellation or termination of, constitutes a default under, or results in the creation of any Lien upon any of the assets of J&J, J&J Ventures or such affiliate of J&J or J&J Ventures, as applicable, under, any material agreement, contract, lease, license, instrument or other arrangement to which J&J, J&J Ventures or any of their respective affiliates is a party or by which any of their respective properties are bound, or (c) assuming receipt of the consents described in Section 4.4 and compliance with the HSR Act (if applicable), violate or conflict with any Law to which J&J, J&J Ventures or any of their affiliates is subject, except, in the case of clauses (b) and (c), for such violations or breaches as would not, individually or in the aggregate, be material to J&J or J&J Ventures.

4.4 Government Authorizations. No consent of, with or to any Governmental Authority is required to be obtained or made by or with respect to J&J, J&J Ventures or any of their respective affiliates in connection with the execution and delivery of this Agreement and Ancillary Documents by J&J or J&J Ventures, as applicable, or the consummation by J&J and J&J Ventures of the transactions contemplated hereby and thereby, except for (a) required filings under the HSR Act (if applicable), and (b) as set forth on Section 4.4 of the Buyer Disclosure Schedule.

4.5 Broker’s Fees. Neither J&J nor J&J Ventures has not retained any broker, finder or agent or agreed to pay any brokerage fees, finder’s fees or commissions with respect to the transactions contemplated by this Agreement.

4.6 Litigation and Arbitration. (a) There are no any action, charge, Claim, complaint, demand, grievance, arbitration, hearing, legal proceeding, administrative enforcement proceeding, order, litigation or suit (whether civil, criminal, administrative, or judicial, whether public or private) commenced or brought by or before any Governmental Authority against J&J or J&J

Ventures pending, or to J&J’s knowledge, threatened in law or equity, by or before any Governmental Authority against J&J or J&J Ventures or any of their respective affiliates that would reasonably be expected to have a material adverse effect on the ability of J&J or J&J Ventures to enter into and perform its respective obligations under this Agreement in a timely manner, and (b) none of J&J, J&J Ventures nor any of their respective affiliates is subject to any judgments, decrees, injunctions or orders of any Governmental Authority which would enjoin, rescind, materially delay or reasonably be expected to have a material adverse effect on the ability of J&J and J&J Ventures to enter into and perform its obligations under this Agreement in a timely manner.

4.7 Information.

(a) Seller and Parent have provided J&J with such access to the facilities, books, records and personnel of the Company (and of Parent and Seller as related to the Business) as J&J has deemed necessary and appropriate in order for J&J to investigate to its satisfaction the Business, the Company and Purchased Equity sufficiently to make an informed investment decision to purchase the Purchased Equity and to enter into this Agreement. J&J (either alone or together with its advisors) has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its purchase of the Purchased Equity and is capable of bearing the economic risks of such purchase. J&J’s acceptance of the Purchased Equity on the Closing Date shall be based upon its own investigation, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller or Parent, except as expressly set forth in this Agreement.

(b) J&J has relied solely on its own legal, tax and financial advisers for its evaluation of its investment decision to purchase the Purchased Equity and to enter into this Agreement and not on the advice of Seller or Parent or their legal, tax or financial advisers. J&J acknowledges that any financial projections that may have been provided to it are based on assumptions of future operating results based on assumptions about certain events (many of which are beyond the control of Seller and Parent). J&J understands that no assurances or representations can be given that the actual results of the operations of the Business or the Company will conform to the projected results for any period. J&J specifically acknowledges that no representation or warranty has been made, and that J&J has not relied on any representation or warranty, as to the accuracy of any projections, estimates or budgets, future revenues, future results from operations, future cash flows, the future condition (whether financial or other) of the Business, the Company or the Purchased Equity, or, except as expressly set forth in this Agreement, any other information or documents made available to J&J, its affiliates or its or their respective representatives.

(c) J&J and its directors, officers, employees, stockholders, partners, members or representatives acknowledge and agree that none of the Company, Seller, Parent or any of their respective affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article III (as qualified by Seller’s Disclosure Schedule) or in any certificate or instrument delivered by Seller or Parent hereunder, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to the Company or the Purchased Equity.

4.8 Licensability and Compliance with Gaming Laws. Neither J&J, a J&J Network Firm nor any of their affiliates, nor any of their respective officers, directors, managers, members, principals or affiliates which may reasonably be considered in the process of determining the suitability of J&J for a Gaming Approval by a Gaming Authority, or any holders of J&J’s capital stock, membership interests or other equity interests who will be required to be licensed or found suitable under applicable Gaming Laws (the foregoing Persons collectively, the “Licensing Affiliates,” and, each a “Licensing Affiliate”), has been found not to have good moral character or has been convicted of any offense that would disqualify or otherwise prevent J&J and such Licensing Affiliates from holding a gaming license in the State of Montana, has ever abandoned or withdrawn (in each case in response to a communication from a Gaming Authority regarding a likely or impending denial, suspension or revocation) or been denied or had suspended or revoked a Gaming Approval, or an application for a Gaming Approval, by a Gaming Authority. J&J and each Licensing Affiliate which is licensed or holds any Gaming Approval pursuant to applicable Gaming Laws (collectively, the “Licensed Parties”) is in good standing in any jurisdiction in which such Licensed Party owns, operates or manages gaming facilities or Gaming Equipment. To J&J’s knowledge, there are no on-going material investigations with respect to any existing gaming license held by J&J or any Licensing Affiliate and there are no facts which, if known to any Gaming Authority, would be reasonably likely to (i) result in the denial, revocation, limitation or suspension of a Gaming Approval of any Licensed Party or (ii) result in a negative outcome to any finding of suitability proceedings of any of the Licensed Parties currently pending, or under the suitability proceedings necessary for the consummation of the transactions contemplated by this Agreement.

4.9 J&J Ventures Solvency. J&J Ventures is solvent and has sufficient cash on hand or other sources of immediately available funds such that in the event that the Breakup Fee is due and payable in accordance with Section 10.4, J&J Ventures will be able to pay the Breakup Fee as and when it becomes due and payable in accordance with the terms of Section 10.4. Neither J&J Ventures or J&J is entering into this Agreement with the intent to defraud, delay or hinder either of its respective creditors and the consummation of the transactions contemplated by this Agreement will not have any such effect.

ARTICLE V

COVENANTS

5.1 Interim Operation of the Business. Except (w) as required by applicable Law or a Governmental Authority, (x) expressly contemplated by this Agreement or consented to or approved by J&J in writing (which consent shall not be unreasonably delayed, conditioned or withheld), (y) to the extent related to an Excluded Asset, Excluded Contract or an Excluded Liability or (z) as set forth on Schedule 5.1, from the date of this Agreement to the Closing, Seller shall cause the Company to:

(a) operate the Business in the ordinary course, consistent with past practice, with no material change, including with respect to accounting policies, corporate allocations and charges, marketing, type and quality of services offered, employment offers or terms or taking any other material actions, including waiving any Claim or right of the Business, abandoning or allowing to lapse any Transferred Intellectual Property, entering into any significant contract or modifying any other significant procedures;

(b) use commercially reasonable efforts to preserve the Business and route customer, vendor, employee and contractor relationships in the ordinary course of business and consistent with past practice, in each case, that are commercially valuable to the Business;

(c) use commercially reasonable efforts to renew or extend on similar terms as currently in place, all expiring route customer agreements or engagements with existing route customers that are reasonably expected to expire after the date hereof, but before Closing Date, in each case, in the in the ordinary course of business, consistent with past practice;

(d) use commercially reasonable efforts to (i) convert the Pipeline Engagements into definitive route customer agreements, and (ii) identify and develop new potential Pipeline Engagement with additional route customers, in each case, in the in the ordinary course of business, consistent with past practice;

(e) except (i) in ordinary course of business consistent with past practice, (ii) to the extent required by applicable Law, (iii) to the extent required by any Benefit Plan or Seller Arrangement, or (iv) to the extent permitted by Section 5.1(g), if applicable, not hire, engage or terminate (other than for cause), or offer to hire or engage, any employees or individual independent contractors (whether engaged directly by Seller, Parent or the Company), who will provide all or substantially all of his or her services to the Business and (x) who earns or will earn, once hired or engaged, an annual base compensation of $85,000 or more, or (y) has a direct customer-facing sales or referral relationship with any route customer, any Pipeline Engagement or any referral source for route customers or Pipeline Engagements;

(f) not to transfer any employees or independent contractors, or other individual service provider engaged by the Company to another division or business of Parent or any affiliate of Parent;

(g) to continue in the ordinary course, consistent with past practice, to place advertisements and job postings, to engage in recruiting, interviewing and hiring processes, to fill open positions, and to conduct training and licensing programs for all employee or independent contractor positions, or any other service provider engaged by the Company;

(h) except (i) in ordinary course of business consistent with past practice, (ii) to the extent required by applicable Law or (iii) to the extent required by any Benefit Plan or Seller Arrangement, not modify the terms of employment of any Business Employees, or the terms of engagement of any Current Independent Contractor, including with respect to wages, salary, bonus, profit-sharing or other compensation payable, nor enter into any new bonus or incentive agreement or arrangement with, any Business Employee or Current Independent Contractor;

(i) except (i) in ordinary course of business consistent with past practice, (ii) to the extent required by applicable Law or (iii) to the extent required by any Benefit Plan or Seller Arrangement, not amend or enter into a new Benefit Plan;

(j) except (i) in ordinary course of business consistent with past practice, (ii) to the extent required by applicable Law, or (iii) to the extent required by any Benefit Plan or Seller Arrangement, not grant to any Business Employee or Current Independent Contractor, any equity or phantom equity grant or other equity-related compensation;

(k) consistent with past practice, maintain the tangible assets of the Company in good working order, ordinary wear and tear excepted;

(l) consistent with past practice, replace and refurbish Gaming Equipment in accordance with the Company’s historical turnover and replacement cycle for Gaming Equipment;

(m) in the ordinary course of business, consistent with past practice, maintain an adequate inventory of spare parts for Gaming Equipment;

(n) in the ordinary course of business, consistent with past practice renew or extend for any portion of the Leased Real Property for which the applicable Acquired Real Property Lease would expire or terminate within the succeeding 180 days pursuant to the terms and conditions of such Acquired Real Property Lease;

(o) except in the ordinary course of business, consistent with past practice not to terminate, amend or modify any of the Acquired Real Property Leases;

(p) except in the ordinary course of business, consistent with past practice not enter into or agree to, or propose terms regarding, any new real property lease for the Business;

(q) except in the ordinary course of business, consistent with past practice not acquire any interest in any real property which would be used in or held for use in the Business;

(r) not lease, license or otherwise dispose of or mortgage or pledge any asset, except for Permitted Liens, dispose of obsolete, defective or depreciated Gaming Equipment except in the ordinary course of business, consistent with past practice;

(s) not agree without J&J’s prior written consent (which shall not be unreasonably conditioned, delayed or withheld) to any material change to the terms of any Acquired Contracts as a condition to obtaining any consent to the assignment of such Acquired Contract to J&J;

(t) (i) not make, change or revoke any material Tax election, (ii) not change any material Tax accounting method, or (iii) not settle or compromise any material Tax audit assessment or other proceeding;

(u) not sell, lease, license, abandon, let lapse or otherwise dispose of or encumber any of the assets that are material to the Business except in the ordinary course of business; and

(v) not agree to take any action which would violate the foregoing subsections of this Section 5.1.

5.2 Notice. Prior to Closing, Seller and Parent shall promptly advise J&J in writing of any Material Adverse Change.

5.3 Access Prior to Closing. From the date of this Agreement to the Closing, following receipt of written consent from Parent, which shall not be unreasonably withheld, representatives of J&J and its debt and equity financing sources may have access to (i) Seller’s, the Company’s and Parent’s executive management and back office personnel supervising the Business or providing finance, accounting, legal, human resources, real estate, information technology, security, compliance and like services for the Business, the Key Employees and such other personnel of Seller, the Company and Parent as J&J and Parent shall mutually agree upon as being reasonably necessary for J&J to complete its due diligence (Parent’s agreement to the same not to be unreasonably withheld), (ii) the Key Employees and certain other employees and independent contractors of the Business in order to conduct interviews and otherwise facilitate the engagement of Key Employees and other applicable employees and independent contractors of the Business, and (iii) all premises (provided that J&J shall not unreasonably interfere with Parent’s, Seller’s, or the Company’s operations on any such premises and J&J shall, at all times, adhere to all applicable rules and regulations of such premises whether given orally or in writing and shall not conduct any invasive environmental testing without first obtaining permission from Parent), properties, books, records, data centers, cloud hosting environments, contracts, and documents of Parent, Seller or the Company, solely in the case of Parent and Seller, as primarily used or primarily held for use in the Business (but excluding any Tax returns, Tax work papers and other books and records relating to Taxes of Seller or Parent). All requests for access to the offices, properties, books and records of pursuant to this Section 5.3 shall be made in writing to Parent. None of J&J, its affiliates or their respective representatives shall, prior to the Closing Date, contact any of the customers, suppliers, distributors, contractors, lenders, agents or parties (or representatives of any of the foregoing) that have business relationships with Parent, Seller or the Company related to the Business, in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without the prior written consent of Parent; provided, however, that J&J, its affiliates and their representatives may contact any such Persons with whom they have a pre-existing business relationship if such contact does not involve the Business, the Company or the transactions contemplated hereby.

5.4 Confidentiality.

(a) The terms of the Confidentiality Agreement dated April 26, 2022 between Parent and affiliates of J&J (the “Confidentiality Agreement”) shall survive the date hereof and remain in full force and effect. Following the Closing, any and all confidential information of Parent, Seller, and the Company and their respective affiliates which is transferred to J&J by virtue of the transactions contemplated by this Agreement will be deemed confidential information of J&J covered by subsection (b) of this Section 5.4.

(b) From the Closing Date until the third anniversary of the Closing Date, Seller and Parent shall, and shall cause their affiliates (excluding the Company) and their and their affiliates’ directors, limited liability company managers, officers, partners, employees, agents and independent contractors to, hold in confidence any and all confidential information, whether written or oral, concerning the Business, except to the extent such information (a) is generally available to and known by the public through no fault of Seller, Parent, their affiliates or any of their and their affiliates’ directors, limited liability company managers, officers, partners, employees, agents and independent contractors; (b) is lawfully acquired by Seller or Parent their affiliates or any of their and their affiliates’ directors, limited liability company managers, officers, partners, employees, agents and independent contractors from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, or (c) as otherwise required to be disclosed under applicable Law; provided that to the extent that the confidential information rises to the level of a trade secret under applicable Law, then for so long as the confidential information remains a trade secret under applicable Law Seller and Parent shall, and shall cause their affiliates and their and their affiliates’ directors, limited liability company managers, officers, partners, employees, agents and independent contractors to protect and maintain the confidentiality of such trade secrets and (ii) refrain from disclosing any such trade secrets without J&J’s prior written consent. If Seller or Parent is compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller or Parent shall promptly notify J&J in writing, to the extent permitted by Law, and shall disclose only that portion of such information which such Person is advised by its counsel is legally required to be disclosed.

5.5 Governmental Approvals. The Parties each hereby covenant and agree with each other:

(a) The Parties shall each use their reasonable best efforts to take, or cause to be taken, all actions and to (i) take, or cause to be taken, all appropriate actions, and do or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Authority any consents, licenses, Permits, waivers, approvals, resolutions, findings of suitability, orders, authorizations, registrations, declarations, filings, licenses, waivers or Permits (including all Gaming Approvals) required to be obtained or made by such party or any of its affiliates or any of its representatives, and (iii) make all necessary filings, and thereafter make any other required submissions with respect to this Agreement, as required under (A) any applicable federal or state securities Laws, (B) the HSR Act and Antitrust Laws of any applicable jurisdiction (if applicable), (C) the Gaming Laws and (D) any other applicable Law (collectively, the “Governmental Approvals”), and to comply with the terms and conditions of all such Governmental Approvals; provided, however, that nothing in this Agreement shall obligate either Parent, Seller, or the Company, on the one hand, or J&J, on the other hand, to waive any conditions to its obligation to effect the Closing; provided, further, that J&J and the J&J Network Firms will have no obligation to divest (or to agree to divest) any investment or business (including the Company or any portion of the Business), to dissociate any investor, director, limited liability company manager, officer or executive-level employee, agree to any restrictions or limitations in the operations of any current or future business, the acquisition or expansion of any current or future business, or any investment in any current or future business (in each case, including the acquired Business), or to litigate, defend or appeal any suit, order, determination or other action commenced or enacted by any Governmental Authority.

(a) Without limiting Section 5.5(a), each of Seller, J&J and the Licensing Affiliates shall, and shall use reasonable best efforts to cause their respective representatives and affiliates to, file, or cause to be filed, within 30 days after the date hereof, all filings pursuant to the HSR Act (if applicable) (and, to the extent applicable, all filings under the Antitrust Laws of any applicable jurisdiction). In addition, J&J shall, and shall use reasonable best efforts to cause its Licensing Affiliates to, file, or cause to be filed within 60 days after the date hereof, all required initial applications and documents in connection with obtaining all required Gaming Approvals. In addition, Seller and J&J shall use reasonable best efforts to cause the Licensing Affiliates, to act diligently and promptly to pursue the Governmental Approvals and, subject to applicable Laws relating to the exchange of information, supply as promptly as practicable to the appropriate Governmental Authority any additional information and material that may be reasonably requested thereby, including in respect of required Gaming Approvals, the HSR Act and the Antitrust Laws of any applicable jurisdiction (if applicable), and shall cooperate with the other Parties in connection with the making of all filings referenced in this and the preceding sentence including, subject to applicable Laws relating to the exchange of information, providing copies of all such filed documents to the other Parties (other than copies of personal applications made under applicable Gaming Laws and any documents or information related thereto; provided, further, that materials may be redacted as necessary to address reasonable attorney-client or other privilege or confidentiality concerns) as promptly as practicable following the filing thereof. Prior to Closing, Buyer shall use its reasonable best efforts to schedule and attend any hearings or meetings with Governmental Authorities to obtain the Governmental Approvals as promptly as possible; provided, however, that Buyer shall not participate in any meeting or have any substantive communication with any Governmental Authority in connection with this Agreement (excluding any meetings or substantive communication regarding Gaming Approvals) unless it consults with Seller in advance and, to the extent not prohibited by such Governmental Authority, gives Seller the opportunity to attend and participate therein. From the date of this Agreement until the Closing, each Party shall keep the other Parties reasonably informed with respect to such Party’s pursuit of Governmental Approvals. Each Party agrees to notify the other Parties promptly upon receipt of any concerns expressed in writing by any Gaming Authority with respect to the prospects for the timely consummation of the transactions contemplated by this Agreement or the qualification of the applicable affiliates.

(b) J&J shall lead any efforts to obtain, all necessary actions or nonactions and Governmental Approvals from any Governmental Authority in connection with the transactions contemplated herein; provided, that J&J agrees to take into consideration Seller’s reasonable views, suggestions and comments regarding such strategy and efforts.

(c) From the date of this Agreement until the Closing, each Party shall promptly notify all other Parties in writing of any pending or, to the knowledge of J&J, Seller and Parent, as appropriate, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Authority or any other Person (i) challenging or seeking damages in connection with the Closing of any transactions contemplated by this Agreement or (ii) seeking to restrain or prohibit the consummation of the Closing or subject the consummation to any condition not set forth herein. In addition, each of the Parties shall promptly notify the other Parties of any communication it receives from any Governmental Authority relating to the transactions that are the subject of this Agreement and permit the other Parties to review in advance any proposed communication by or on its behalf to any Governmental Authority, unless the staff of such Governmental Authority requires otherwise.

5.6 Communications, Publicity and Securities Filings . Parent shall issue the initial press release regarding this Agreement and the transactions contemplated hereby, which may be reviewed by J&J upon J&J’s request, and thereafter J&J and Parent each shall use commercially reasonable efforts to consult reasonably with each other prior to issuing any press releases or otherwise making public announcements with respect to the transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Authority (including any national securities exchange or interdealer quotation service) with respect thereto, except (a) as may be required by Law, by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or at the request of any Governmental Authority or (b) in any current or periodic report filed by Parent with the SEC on Form 8-K or otherwise (provided, that Parent and J&J, to the extent permitted by Law, will consult with the other Party on those parts of such current and periodic reports that relate to this Agreement and the transactions contemplated hereby to the extent such disclosure is not consistent with the scope and manner of public disclosures by the Parties related to this Agreement and the transactions contemplated hereby prior to the date such current or periodic reports are filed and will, in good faith, take into account such Party’s reasonable comments thereto).

5.7 Employee Matters.

(a) Comparability. During the 12-month period immediately following the Closing Date, J&J shall, or shall cause its affiliates to, provide each Business Employee who as of immediately prior to the Closing, is employed by the Company and who remains employed by J&J or one of its affiliates (including the Company) following the Closing Date, excluding any Business Employees transferred out of the Company prior to the Closing Date (each, a “Continuing Employee”) a rate of annualized base salary or hourly wage that is comparable to the rate of base salary or hourly wage for such Continuing Employee immediately prior to the Closing; provided, that nothing in this Agreement shall be deemed to limit the right of J&J to terminate the employment of any Continuing Employee at any time after the Closing. Nothing in this Agreement shall be deemed to limit the right of Buyer to change or modify the terms and conditions of employment for any Continuing Employee.

(b) Termination or Transfer of All Employees of the Company Other than Continuing Employees. No less that 45 days prior to the Closing, J&J shall provide Seller and Parent with a schedule of the Business Employees that J&J has determined not to retain. No later than the day immediately prior to the Closing Date, Seller and Parent shall (and shall cause their applicable affiliates, including the Company, to) take all steps necessary or desirable to (i) transfer to Seller or Parent (or one of their affiliates, other than the Company) or terminate the employment any Business Employee whom J&J has determined not to retain, and (ii) terminate the employment of any Key Employee of the Company who J&J has informed Seller and Parent will not remain employed by J&J or one of its affiliates (including the Company) following the Closing Date.

(c) Service Credit; J&J Benefit Plans. From and after the Closing, J&J shall give or cause to be given to each Continuing Employee credit for purposes of eligibility to participate and, solely for purposes of defined contribution retirement plans, vesting under each employee benefit plan, program or arrangement (if any) established or maintained by J&J under which Continuing Employees are eligible to participate on or after the Closing Date (collectively, the “J&J Benefit Plans”) based on such Continuing Employee’s original hire date with Parent or Seller. In addition, J&J shall take commercially reasonable steps to waive, or cause its affiliates or insurance carrier to waive, all limitations as to preexisting conditions, actively-at-work requirements, exclusions and waiting periods, if any, with respect to participation and coverage requirements applicable to each Continuing Employee or spouse or dependent thereof, and any other restrictions that would prevent immediate or full participation by such Continuing Employee or spouse or dependent thereof, under any J&J Benefit Plan, to the same extent satisfied or waived under a comparable Benefit Plan as of the Closing. For the avoidance of doubt, the types and terms and conditions of any J&J Benefit Plan established or maintained at any time, and the benefits offered under, accruals, level of benefits, vesting and other terms of the J&J Benefit Plans, shall be determined by J&J in its discretion and in accordance with the terms of any applicable J&J Benefit Plan.

(d) 401(k) Plan. As soon as administratively practicable (but no later than 60 days following the Closing Date), J&J shall cause a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (and a related trust exempt from tax under Section 501(a) of the Code) (a “J&J 401(k) Plan”) to accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) from a Benefit Plan that is a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (each, a “Parent 401(k) Plan”), with respect to each applicable Continuing Employee, including the amount of any unpaid balance of any participant loan made under such Parent 401(k) Plan.

(e) Notice and Cooperation; Business Employees. Seller and Parent shall, and shall cause their affiliates including the Company to, use commercially reasonable efforts to cooperate with J&J and shall not take any actions that are intended to dissuade any Business Employees that J&J has determined to retain from becoming Continuing Employees. Any written communications or written notices to the Business Employees regarding continuing employment with J&J or its affiliates (including the Company), or potential transfer or termination of any Business Employee, pursuant to this Agreement shall be provided to J&J for review and comment, which comments will be considered by Seller and Parent in good faith, and Seller and Parent shall facilitate reasonable participation by J&J’s representatives in any announcement to, and any meetings or written correspondence with, any significant groups of Business Employee(s) regarding such matters. Not later than 30 days before the anticipated Closing Date, the Parties will cooperate to send out notices to Business Employees, informing them of the transaction in a mutually agreeable form. Without limiting the generality of the foregoing, Seller and Parent shall, and shall cause their affiliates including the Company to, use commercially reasonable efforts to facilitate access by J&J’s representatives to the Business Employees prior to the anticipated Closing Date as reasonably requested by J&J for purposes of determining whether to retain such Business Employees, pre-employment interviews, and other reasonable on-boarding as J&J may determine to require and preparing paperwork. Nothing herein shall be construed as a representation or guarantee by Seller or Parent that any particular Business Employee continue in employment with J&J or its affiliates (including the Company) following the Closing. If a Business Employee who J&J has elected to retain does not become a Continuing Employee, Seller, Parent or any of their affiliates (i) shall not re-hire such Business Employee within 12 months following the Closing Date, and (ii) shall enforce all restrictive covenants currently in place between Seller, Parent and their affiliates, on the one hand, and the Business Employee, on the other hand.

(f) Pre-Closing Employment-Related Liabilities. Seller and Parent shall be responsible for the employment related liabilities with respect to the Business Employees that constitute Excluded Liabilities. J&J shall be responsible for all employment related liabilities with respect to the Continuing Employees which do not constitute Excluded Liabilities, including liabilities that accrue and are the result of events occurring on or after the Closing. For the avoidance of doubt, J&J and the Company will have no obligations with respect to any of those employees or service providers of Seller or Parent, or their affiliates, who do not become Continuing Employees, including for any severance or other benefits in respect of any Key Employee who is not a Continuing Employee.

(g) COBRA. Parent shall be responsible for the continuation of health plan coverage under a health plan of Parent, in accordance with the requirements of COBRA, for any individual who is an “M&A qualified beneficiary” (within the meaning of Treasury Regulation Section 54.4980B-9, Q&A-4(b)) with respect to the transactions contemplated by this Agreement.

(h) Vacation and Paid Time Off. After the Closing, the Company shall honor each Continuing Employee’s paid-time-off and vacation (including annual leave, personal leave and long service leave entitlements) accrued through the Effective Time (the “Assumed PTO”). Continuing Employees shall be permitted to use their Assumed PTO in a manner consistent with J&J policies applicable to similarly situated employees of J&J and to accrue additional vacation and other paid-time-off in accordance with J&J’s policies and procedures, as in effect from time to time. J&J shall recognize the Continuing Employees’ service with Seller or Parent (and their respective predecessors) prior to the Closing for the purposes of accruals and usage of vacation and paid-time-off following the Closing to the extent such crediting does not result in duplicative benefits. The Assumed PTO shall be treated as Closing Indebtedness and shall be deducted from the Purchase Price.

(i) Benefit Plans. Effective as of the Effective Time, each Continuing Employee shall cease all active participation in and accrual of benefits under the Benefit Plans. Seller and Parent, and their respective Subsidiaries and affiliates, shall retain all assets, liabilities and obligations under the Benefit Plans, except as expressly contemplated by this Section 5.7. J&J shall have no responsibility or liability under the Benefit Plans on or after the Closing, and Seller and Parent agree to indemnify and hold harmless J&J for any liability in respect thereof. Seller and Parent shall retain sponsorship of any and all such Benefit Plans and J&J shall not assume sponsorship of any such Benefit Plan.

(j) No Third Party Beneficiaries. No provision of this Section 5.7 shall create any third-party beneficiary rights in any person, including employees or former employees (including any beneficiary or dependent thereof) of Seller or Parent, or their respective affiliates, confer upon any employee or other service provider a right to continue in the employ or service of J&J, or be deemed or construed to be an amendment or other modification of any benefit plan of J&J. Notwithstanding anything in this Section 5.7 to the contrary, nothing herein shall be treated as an establishment, amendment or other modification of any Benefit Plan or any J&J Benefit Plan.

(k) Schedule of Business Employees. Between the date hereof and the Closing Date, Parent shall provide J&J an updated list of all Business Employees on a quarterly basis and 60 days before the anticipated Closing Date for purposes of preparing offers of employment for the Offered Employees.

5.8 Exclusivity. Seller and Parent will not, and will not permit the Company or any of its respective officers, directors, limited liability company managers, employees or other agents or representatives of Seller or Parent to, at any time prior to the termination of this Agreement under Article X, directly or indirectly, (i) solicit, initiate or encourage, or cooperate with, or enter into any contract, agreement or understanding related to, any Acquisition Proposal, or (ii) discuss or engage in negotiations concerning any Acquisition Proposal with, or further disclose any non-public information relating to the Business to, any person or entity in connection with an Acquisition Proposal, in each case, other than J&J and its representatives and advisors. Seller and Parent shall, and shall cause the Company and their respective directors, officers, limited liability company managers, employees, agents and representatives to, cease immediately any and all existing discussions or negotiations, if any, with any third party conducted prior to the date of this Agreement with respect to any Acquisition Proposal. Seller and Parent will promptly advise J&J if any Acquisition Proposal is received by the Company, Seller or Parent, including the terms thereof. Notwithstanding anything herein to the contrary, if Seller or Parent, or any of their respective Subsidiaries or representatives receives an inquiry, proposal or offer from any Person or group relating to any transaction other than an Acquisition Proposal, including a sale, purchase, merger, consolidation, combination or other transaction involving Parent (a “Separate Proposal”), then Seller and Parent, and, any of the representatives of any of the foregoing, as applicable, may (i) furnish any information and other access to any Person making such Separate Proposal and any of its representatives, (ii) engage in discussions or negotiations with any Person making such Separate Proposal and any of its representatives or (iii) enter into any transaction relating to such Separate Proposal. However, the existence of a Separate Proposal will not relieve the obligations of Seller and Parent set forth in this Agreement and any Ancillary Document to which Seller or Parent is party, including, selling the Purchased Equity, and conveying the Transferred Intellectual Property and (by the sale of the Purchased Equity) the entirety of the Business and the assets of the Company, to J&J and the consummation of the other transactions contemplated by this Agreement, in each case, on the terms and conditions set forth in this Agreement.

ARTICLE VI

POST-CLOSING COVENANTS

6.1 Records. Parent covenants and agrees that, from and after the Closing until the date which is seven years after the Closing Date, representatives of J&J shall have reasonable access at all reasonable times to all books, records, contracts, and documents of Seller in respect of the Acquired Contracts and/or information reasonably related to the Company (but excluding any Tax returns, Tax workpapers and other books and records relating to Taxes of Seller or Parent), and Parent will furnish to J&J any reasonable information, in respect of the Acquired Contracts and/or information reasonably related to the Company as J&J may from time to time request in writing, provided that (i) such access does not unreasonably interfere with the normal operations of Parent, Seller or the Company and (ii) nothing herein will require Parent, Seller or the Company to provide access to, or to disclose any information to, J&J or its representatives if such access or disclosure (A) would waive any legal privilege or (B) would be in violation of applicable Laws or would violate any fiduciary duty; provided that, in the event that Parent, Seller or the Company withhold access or information in reliance on the foregoing clause (A) or (B), Parent, Seller or the Company, as the case may be, shall provide (to the extent possible without waiving or violating the applicable agreement, legal privilege, Law or fiduciary duty) notice to J&J that such access or information is being so withheld and shall use commercially reasonable efforts to provide such access or information in a way that would not risk waiver of such legal privilege, applicable Law, or fiduciary duty.

6.2 Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

6.3 Restrictive Covenants.

(a) Non-Competes.

(i) Seller and Parent acknowledge and agree that, through the conduct of Distributed Gaming and the development, ownership and operation of the Company, Seller and Parent have developed knowhow, reputation and goodwill which are used or may be used or useful in the conduct of Distributed Gaming anywhere in Montana (the “Territory”), and which, to the extent developed or used in connection with Distributed Gaming or the Company, are an integral part of their success in the Business throughout the Territory. The knowhow and goodwill of Parent and Seller developed or usable for Distributed Gaming is included in the Company that J&J is purchasing through its purchase of the Purchased Equity, and the Parties all acknowledge and agree that such goodwill is expected to have a useful commercial value for the span of the Non-competition Period. Accordingly, as an inducement for J&J to enter into this Agreement, none of Parent, Seller, or any of their direct or indirect Subsidiaries (excluding the Company from and after Closing) (collectively, the “Restricted Persons”) shall, for a period beginning on the Closing Date and ending on the date that is six years after the Closing Date (the “Non-competition Period”), without J&J’s prior written consent, own, manage, operate, assist, control or participate in the ownership, management, operation or control of any profit or non-profit company, organization or business that engages in any form of Distributed Gaming in the Territory. Notwithstanding the foregoing, a Restricted Person may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Parent is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or beneficially, own 10% or more of any class of securities of such Person.

(ii) J&J acknowledges and agrees that Parent conducts, through various Subsidiaries, a business of owning and operating food and beverage establishments commonly identified as taverns under the tradename ‘PT’S TAVERNS’ and other brands (the “Excluded Business”) throughout the Territory, other states in the United States and the District of Colombia and that the knowhow, reputation and goodwill in the Excluded Business are not being acquired under this Agreement. For the avoidance of doubt, the Parties acknowledge and agree that the scope of the Territory as it relates to the Excluded Business does, and reasonably should, encompass all states of the United States and the District of Columbia even if Parent does not currently conduct the Excluded Business in all such states or the District of Columbia, and even if

Parent has not developed or conducted the Excluded Business in all such states or the District of Columbia, as of the date of this Agreement or as of the Closing Date. Accordingly, as an inducement for Seller and Parent to enter into this Agreement, none of J&J or any business or entity directly or indirectly majority owned or managed by J&J, and/or any affiliate of J&J, shall, during the Non-competition Period, without Parent’s prior written consent, own, manage, operate, assist, control or participate in the ownership, management, operation or control of, any profit or non-profit company, organization or business that competes with the Excluded Business (as such exists immediately prior to the Closing or is in any stage of development by Seller or Parent as of the Closing Date) in the Territory. Notwithstanding the foregoing, J&J and its affiliates may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if J&J is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or beneficially, own 10% or more of any class of securities of such Person.

(iii) In the event the agreement in this Section 6.3(a) shall be determined by a court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted or modified to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(b) No Solicitation of Route Customers. During the Non-competition Period, the Restricted Persons shall not solicit or attempt to solicit any Person that is a route customer of the Business as of the Closing Date or was a route customer of the Business within a 24-month period prior to the Closing Date to become a route customer of any other Person for products or services the same as, or competitive with, those products and services sold, rented, leased, rendered or otherwise made available to route customers by the Business as of the Closing Date, or approach any such Person for such purpose or authorize the taking of such actions by any other Person or assist or participate with any such Person in taking such action.

(c) No Solicitation or Hire of Employees. During the Non-competition Period, the Restricted Persons shall not (i) hire, engage or solicit, or attempt to hire, engage or solicit, any Continuing Employee or any other person that currently is a director, officer, manager or employee of J&J or any affiliate of J&J, or (ii) solicit, entice or induce, or attempt to solicit, entice or induce, any Continuing Employee or any other person that currently is (or in the case of termination, any Person that in the preceding 12 months was), to leave his or her employment by, or service as an officer, director, manager or employee of, J&J or an affiliate of J&J; provided, however, that the foregoing restriction shall not prohibit the general solicitation of any such employees or other persons that is not specifically directed to any employees or other persons of J&J or any affiliate of J&J, provided, that the Restricted Persons shall not hire any Continuing Employee (including any Key Employee) who responds to such general solicitation until the date that is 12 months following such employee’s termination of employment or service with J&J or any affiliate of J&J (including the Company from and after the Closing).

(d) Remedies. Each of the Parties acknowledges that a breach of the covenants contained in this Section 6.3 will cause irreparable damage to the other Parties, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Parties agree that if any Party breaches the covenants contained in this Section 6.3, in addition to any other remedy that may be available at law or in equity, the other Party shall be entitled to specific performance and injunctive relief, without posting bond or other security.

(e) Waiver. Effective as of the Effective Time, Seller and Parent hereby waive, and shall cause any of their affiliates (excluding the Company from and after Closing) to waive, its rights, if any, with respect to non-competition, non-solicitation, non-disclosure, restrictions on use or retention of the assets of the Company, or other restrictive covenants or obligations applicable to the Continuing Employees with respect to and during their employment with J&J or any of its affiliates under any agreements between the Continuing Employees, on the one hand, and either Seller, Parent or their affiliates, on the other hand, including all restrictive covenants under any employment or similar agreements between any Continuing Employee and Seller, Parent or any of their affiliates.

(f) Miscellaneous. Notwithstanding anything herein to the contrary, the restrictive covenants set forth in this Section 6.3 shall not apply (i) to any acquirer of Parent (or such acquirer’s Subsidiaries (other than Parent, Seller and their respective)), (ii) the acquirer (and such acquirer’s Subsidiaries) of a bona-fide sale of all or substantially all the assets and business of Parent to an unaffiliated third party for value, or (iii) to the surviving entity in the event of a merger or consolidation of Parent with another entity (or a series of related transactions (including a tender offer) involving a merger or consolidation of Parent with another entity); provided, that, in each case, as a result of a transaction (or series of related transactions), (i) the Persons holding the equity of Parent before such transaction (or series of related transactions) own less than a majority of the equity of the acquirer (in the event of an equity sale of parent or an asset sale) or the surviving entity after such merger or consolidation (or series of related transactions), and (ii) the Persons having the power to elect or direct the election (on their own) of a majority of the directors of Parent before such transaction (or series of related transactions) have the power to elect or direct the election (on their own) of less than a majority of the directors of the acquirer (in the event of an equity sale of parent or an asset sale) or the surviving entity after such merger or consolidation (or series of related transactions); provided, for the avoidance of doubt, that, in the event of a merger or consolidation involving Parent which satisfies the conditions of the foregoing proviso, Seller and all of Parent’s other direct and indirect Subsidiaries as of immediately before the effective time of such merger or consolidation, shall nevertheless remain bound by the restrictive covenants set forth in this Section 6.3.

6.4 Deletion of Source Code. As soon as practicable following the Closing but, in any case, within 30 days following the Closing Date, Seller and Parent shall use commercially reasonable efforts to ensure that, (a) complete and correct copies of all source code versions of any Owned Software, and all related developers’ notes, design and architecture schema and analyses, error and bug logs, installation histories, technical, service and support manuals, and similar literature and documents in the possession of Parent and Seller, or susceptible to retrieval by Parent and Seller, have been delivered to Buyer free from defects or omissions and, (b) that all such source code and related materials for any Owned Software are removed or deleted from any and all media (including personal laptops, computers, or other personal electronic devices) controlled by Seller, Parent, any of their Subsidiaries or affiliates, or any of their or such Subsidiaries’ or affiliates’ current or former employees or independent contractors.

6.5 Tax Matters.

(a) Tax Returns. Parent, on behalf of the Company shall prepare and file or cause to be prepared and filed all Tax Returns of the Company for any Pre-Closing Tax Periods (other than any Straddle Periods). J&J shall prepare or cause to be prepared all Tax Returns of the Company for any Straddle Periods. All Tax Returns prepared under this Section 6.5(a) shall be prepared in a manner consistent with the past practice of the Company, except as otherwise required by applicable Law. No later than 30 days prior to the due date for filing any Tax Returns prepared by J&J under this Section 6.5(a), J&J shall submit such Tax Return to Seller for its review and comment. If Seller objects to any item on any such Tax Return, it shall, within 10 days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, J&J and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. If J&J and Seller are unable to reach such agreement within 10 days after receipt by J&J of such notice, the disputed items shall be resolved by an independent certified public accountant selected by mutual agreement of J&J and Seller, and any determination by such accountant shall be final. The accountant shall resolve any disputed items within 20 days of having the item referred to it pursuant to such procedures as it may require. If the accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by J&J and then amended to reflect the accountant’s resolution. The costs, fees and expenses of the accountant shall be borne equally by J&J and Seller. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of J&J.

(b) Straddle Periods. For purposes of calculating any Taxes with respect to a Straddle Period, the portion of any Tax that is allocable to a Pre-Closing Tax Period will be: (i) in the case of real property Taxes, personal property Taxes and similar ad valorem Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Tax period (or portion thereof) ending on or prior to the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the tax year the Company terminated as of the Effective Time.

(c) Tax Refunds. Seller shall be entitled to any Tax refunds or overpayments of the Company in respect of Pre-Closing Tax Periods that are received by J&J or the Company; provided, however, that Seller shall not be entitled to any Tax refunds or overpayments that are taken into account in the determination of the Price Adjustment Amount. As Seller may reasonably request in writing, J&J shall cause the Company to make all filings and take all actions reasonably necessary to secure such refunds or overpayments and to forward to Seller any such amount within 15 days after the actual receipt of such refund or overpayment.

(d) Post-Closing Restrictions. Without the consent of Seller (not to be unreasonably withheld, conditioned or delayed), J&J shall not, and shall not permit any of its affiliates (including the Company) to, (i) make any Tax election with respect to the Company, (ii) amend, file or re-file any Tax Return of the Company, (iii) initiate any voluntary disclosure with respect to Taxes of the Company, (iv) voluntarily approach a Governmental Authority with respect to Taxes of the Company or (v) waive or extend any statute of limitations for the assessment or collection of any Tax of the Company, in each case of clauses (i) through (v) with respect to any Pre-Closing Tax Period.

(e) Cooperation. J&J and Seller and each of their affiliates agree to furnish or cause to be furnished to the other, upon request, as promptly as reasonably practicable, such information and assistance as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax.

ARTICLE VII

DELIVERIES BY SELLER AND PARENT

At or prior to Closing, Seller and Parent shall have delivered or caused to be delivered the following to J&J:

7.1 Certificate of Seller and Parent. A certificate in the form of Exhibit A-1, signed by an authorized officer of Seller and Parent, dated as of the Closing Date, certifying the matters set forth in Section 9.2(a), 9.2(b), 9.2(f) and 9.2(h).

7.2 Lien Release. UCC financing statement termination statements or amendments, mortgage terminations, amendments or consents under security agreements and pledge agreements, and other agreements, certificates, instruments and documents reasonably necessary to effect and evidence the release of all Liens (other than Permitted Liens) on the Transferred Intellectual Property, the assets of the Company or any of the equity interests of the Company.

7.3 Transition Services Agreement. A Transition Services Agreement, in the form of Exhibit B (the “Transition Services Agreement”) and dated as of the Closing Date, executed by Parent and the Company.

7.4 Intellectual Property Assignment Agreement. The Intellectual Property Assignment Agreement dated as of the Closing Date, executed by Parent and Golden Gaming.

7.5 Manager and Officer Resignations. Evidence of resignations or removals, effective as of the Closing, of each manager and officer of the Company with respect to whom J&J has delivered written notice to Seller requesting such resignation or removal at least 10 Business Days prior to the Closing.

7.6 Bill of Sale. The Bill of Sale dated as of the Closing Date, executed by Seller, Parent, and/or each Subsidiary of Seller or Parent which owns any right, title or interest in or to any of the Information Technology Systems.

7.7 Other Documents. A properly completed and executed Internal Revenue Service Form W-9 from Seller.

ARTICLE VIII

DELIVERIES BY J&J

J&J shall have delivered or caused to be delivered the following to Seller at or prior to the Closing:

8.1 Certificate of J&J and J&J Ventures. A certificate in the form of Exhibit A-2 signed by an officer of J&J and J&J Ventures, dated as of the Closing Date and subject to no qualification, certifying the matters set forth in Sections 9.1(a) and 9.1(c).

8.2 Payment of Closing Payment. Payment to Seller, in immediately available funds by wire transfer to the account provided by Parent prior to Closing, of the Closing Payment;

8.3 Other Documents. The Transition Services Agreement executed by J&J.

ARTICLE IX

CONDITIONS TO CLOSING

9.1 Conditions Precedent to Obligations of Seller and Parent . The obligations of Seller and Parent to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to Closing of each of the following conditions (any one or more of which may be waived in whole or in part by Parent):

(a) Representations and Warranties. The representations and warranties made by J&J and J&J Ventures hereunder that are qualified as to materiality (or any variation thereof) shall be true and correct and such representations and warranties that are not so qualified shall be true and correct in all material respects at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b) Delivery of Closing Documents. J&J shall have delivered or caused to be delivered to Seller the documents which J&J is required to deliver to Seller at Closing pursuant to Article VII.

(c) Performance of Agreement. J&J shall have duly performed in all material respects all agreements, obligations and covenants required to be performed by J&J at or prior to Closing pursuant to this Agreement.

(d) No Governmental Orders, etc. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or statute, rule, or regulation that is in effect (whether temporary, preliminary or permanent) and that prevents or prohibits the consummation of any of the transactions contemplated by this Agreement or that makes it illegal for Parent, Seller or J&J to perform its respective obligations hereunder.

(e) HSR. The waiting period under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired, if applicable.

(f) Gaming Approvals. J&J shall have received from the Gaming Authorities all of the Gaming Approvals, and all such Gaming Approvals shall remain in full force and effect.

9.2 Conditions Precedent to Obligations of J&J. The obligations of J&J to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to Closing of each of the following conditions (any one or more of which may be waived in whole or in part by J&J):

(a) Representations and Warranties. (i) The representations and warranties made by Seller and Parent in this Agreement (other than the Fundamental Representations and Warranties) shall be true and correct in all respects (ignoring any materiality or similar qualifier in any such representation and warranty) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent that any such representation or warranty by its terms is limited to a specified date, in which case as of such specified date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Material Adverse Change, and (ii) all Fundamental Representations and Warranties made by Seller and Parent in this Agreement shall be true and correct in all material respects (unless qualified by materiality in which case such representation shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent that any such representation or warranty by its terms is limited to a specified date, in which case as of such specified date).

(b) Delivery of Closing Documents. Seller and Parent shall have delivered or caused to be delivered to J&J the documents which Seller and Parent are required to deliver to J&J at Closing pursuant to Article VII.

(c) Performance of Agreement. Seller and Parent shall have duly performed or caused to be performed in all material respects all agreements, obligations and covenants required to be performed at or prior to Closing pursuant to this Agreement.

(d) No Governmental Orders, etc. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or statute, rule, or regulation that is in effect (whether temporary, preliminary or permanent) and that prevents or prohibits the consummation of any of the transactions contemplated by this Agreement or that makes it illegal for J&J, Parent or Seller to perform its respective obligations hereunder.

(e) HSR. The waiting period under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired, if applicable.

(f) No Material Adverse Change. There shall have not occurred any event which, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Change.

(g) Gaming Approvals. J&J shall have received from the Gaming Authorities all of the Gaming Approvals, and all such Gaming Approvals shall remain in full force and effect.

(h) No Shut Down of the Business. No Pandemic Shut Down is ongoing and continuing as of the Closing.

ARTICLE X

TERMINATION

10.1 Termination . This Agreement may be terminated:

(a) by mutual written consent of J&J and Seller;

(b) by J&J, if there has been a material violation or material breach by Seller or Parent of any covenant, representation or warranty contained in this Agreement which has prevented or would reasonably be expected to prevent the satisfaction of any condition to the obligations of J&J at the Closing and (i) such material violation or material breach has not been waived by J&J, (ii) J&J has provided written notice to Seller of such material violation or material breach, and (iii) Seller or Parent, as applicable, has not cured such material violation or material breach before the earlier of (A) 30 days after receiving written notice thereof from J&J and (B) the Outside Date; provided, however, that if such breach cannot reasonably be cured within such 30-day period but can be reasonably cured prior to the Outside Date, and Seller or Parent, as applicable, is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 10.1(b);

(c) by Parent, if there has been a material violation or material breach by J&J of any covenant, representation or warranty contained in this Agreement which has prevented or would reasonably be expected to prevent the satisfaction of any condition to the obligations of Parent at the Closing and (i) such material violation or material breach has not been waived by Parent, (ii) Parent has provided written notice to J&J of such material violation or material breach, and (iii) J&J has not cured such material violation or material breach before the earlier of (A) 30 days after receiving written notice thereof from Parent and (B) the Outside Date, provided, however, that if such breach cannot reasonably be cured within such 30-day period but can be reasonably cured prior to the Outside Date, and J&J is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 10.1(c);

(d) by (i) Parent, on one hand, or J&J, on the other hand, if any Gaming Authority has made a final determination that such Gaming Authority will not unconditionally issue to J&J all Gaming Approvals or (ii) Parent if J&J fully and finally withdraws its application for any required Gaming Approval, in each case, that is necessary to satisfy the condition set forth in Section 9.1(g);

(e) by J&J or Parent, if any court or Governmental Authority shall have issued an order, writ, injunction, or decree or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, writ, injunction or decree or other action shall have become final and nonappealable (including if the relevant order, decree or ruling relates to a failure to obtain the necessary clearances under the HSR Act (if applicable)); provided, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any Party whose action or failure to act has been the primary cause of such order, decree, ruling or final action, and such Party’s action or failure to act constitutes a breach of this Agreement; or

(f) by either J&J or Parent if the Closing shall not have occurred on or before nine months from the date of this Agreement (the “Outside Date”); provided, that if the only remaining condition(s) to be met for Closing relate(s) to the Gaming Approvals as set forth in Section 9.2(h) and/or in the event of a Pandemic Shut Down, the Outside Closing Date will automatically be extended for two periods of three months each (for a maximum total extension of six months) so long as the Parties believe in good faith that such Gaming Approvals will be received within such extended time period or such Pandemic Shut Down will be lifted within such extended time period; provided, further that the right to terminate this Agreement under this Section 10.1(f) shall not be available to any Party if the failure of the Closing to occur by such date is due to the failure of such Party to perform or observe the covenants and agreements of such Party set forth in this Agreement.

10.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall immediately become void and there shall be no liability on the part of J&J, on the one hand, or Seller, Company or Parent, on the other hand, or their respective affiliates or representatives, other than pursuant to Section 10.4 and Article XII, which provisions shall survive such termination; provided, that nothing in this Section 10.2 shall be deemed to release any Party from any liability for Fraud.

10.3 Notice of Termination. Except with respect to mutual termination pursuant to Section 10.1(a), the Party desiring to terminate this Agreement pursuant to this Article X shall give notice of such termination to the other Party.

10.4 Breakup Fee.

(a) If this Agreement is terminated pursuant to Section 10.1(c), 10.1(d), 10.1(e) or 10.1(f) (except in the event of termination by Buyer pursuant to Section 10.1(f) as a result of a Material Adverse Change or a Pandemic Shut Down has occurred and is ongoing as of the Outside Date (as may be extended)) and, in the case of a termination pursuant to Section 10.1(f): (i) at the time of such termination all other conditions to Buyer’s obligations to consummate the Closing pursuant to Section 9.2 have been satisfied (other than (x) the conditions set forth in Section 9.2(d) as they relate to the absence of any order, executive order, stay, decree, judgment or injunction or statute, rule, or regulation that is in effect (whether temporary, preliminary or permanent) and that prevents or prohibits the consummation of any of the transactions contemplated by this Agreement or that makes it illegal for J&J to perform its obligations hereunder, or Section 9.2(e) as they relate to the necessary clearances under the HSR Act (if applicable) or the condition set forth in Section 9.2(g) as it relates to a Gaming Approval, and (y) any such conditions which by their nature are to be satisfied by the Closing Date or the satisfaction of which are conditioned on the Closing occurring, but that are reasonably capable of being so satisfied by the Outside Date), and (ii) to the extent applicable, Seller and Parent stood ready, willing and able to consummate the Closing on such date, then, J&J Ventures shall pay a breakup fee in the amount of $10,000,000 (the “Breakup Fee”) by wire transfer of immediately available funds to an account or accounts designated by Parent, no later than three Business Days after such termination.

(b) If J&J Ventures fails to pay, or cause to be paid, the Breakup Fee to Parent, by the due date set forth herein, and, in order to obtain such payment, Seller commences a suit that results in a final and non-appealable judgment against J&J Ventures for the Breakup Fee, J&J Ventures shall pay to Seller its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Seller, Company or any of their respective affiliates in connection with such suit, together with interest on the amounts due pursuant to Section 10.4 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made (such costs, expenses and interest, collectively, the “Collection Costs”). Such interest shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

(c) Notwithstanding anything to the contrary in this Agreement, the sole and exclusive remedy of the Seller Releasing Parties against J&J, J&J Ventures, any J&J Network Firm or any of their respective former, current and future representatives, direct and indirect equityholders, incorporators, stockholders, general and limited partners, successors and assignees and any former, current or future representative, affiliate, direct and indirect equityholder, incorporator, stockholder, general and limited partner, successor and assignee of any of the foregoing (including any financing sources involved with, providing or considering any financing of the transactions contemplated by this Agreement) (collectively, the “J&J Related Parties”), except for Fraud, arising out of or relating to this Agreement at any time before the Closing for the failure of the Closing hereunder to occur for any reason shall be Parent’s and Seller’s right to receive the Breakup Fee and Collection Costs, if any (and such right will only apply in the event this Agreement is validly terminated under the circumstance described in Section 10.4(a) and the Breakup Fee and Collection Costs, if any, are payable pursuant to Section 10.4(a)), and except for Fraud, no J&J Related Party shall have any other liability or obligation to any Seller Related Party relating to or arising out of this Agreement or any related agreement, the performance hereof before the Closing or the failure of the Closing to occur under any theory of law or equity or in respect of any representations, warranties or other agreements made or alleged to be made in connection herewith or therewith, through J&J, J&J Ventures or otherwise, whether by or through attempted piercing of the corporate veil, by or through a Claim by or on behalf of J&J or J&J Ventures against any other J&J Related Party, by the enforcement of any assessment or by any legal or equitable proceeding or remedy, by virtue of any statute, regulation or other applicable Law, or otherwise.

(d) The Parties acknowledge and agree that, in no event shall J&J Ventures (or any other Person) be required to pay the Breakup Fee, or any portion thereof, more than once, it being understood that in no event will the Breakup Fee be payable on more than one occasion.

(e) Each Party acknowledges that: (i) the agreements contained in this Section 10.4 are an integral part of this Agreement and the transactions contemplated by this Agreement; (ii) the damages resulting from termination of this Agreement under Section 10.1(c), 10.1(d), 10.1(e) or 10.1(f) (whether or not in conjunction with a termination right under 10.1(f)) are uncertain and incapable of accurate calculation and, therefore, the amounts payable pursuant to Section 10.4(a), under the circumstances and subject to the conditions when such payment would be due, are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Seller and Parent for the efforts and resources expended and opportunities foregone while negotiating and performing under this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Closing; and (iii) without the agreements contained in this Section 10.4, the Parties would not have entered into this Agreement.

ARTICLE XI

INDEMNIFICATION

11.1 Indemnification of J&J.

(a) Indemnity. Seller and Parent (collectively, “Seller Indemnitors”) jointly and severally agree to indemnify and hold J&J, any affiliate of J&J or any partner, principal, agent or employee of any of them (collectively “J&J Indemnified Parties”) harmless from and against (regardless of whether such matter arises from a third party Claim or direct Claim) any and all Losses resulting from or arising out of:

(i) any breach by any Seller Indemnitor of any representation or warranty made under or pursuant to this Agreement;

(ii) any breach by any Seller Indemnitor of any covenant, agreement or other obligation of any of them made under or pursuant to this Agreement;

(iii) any liability or obligation relating to or arising out of the operations of the Business or ownership of the Company prior to the Closing, except as otherwise included in the calculation of Closing Net Working Capital or Closing Indebtedness;

(iv) (A) any Claim by a Business Employee, or any other current or former employee or service provider of Seller, Parent or any of their Subsidiaries or affiliates relating in any manner to the employment or engagement or termination of employment or engagement of that employee or service provider by Seller, Parent or any of their Subsidiaries or affiliates (i) arising prior to the Closing with respect to any applicant or Continuing Employee or (ii) arising prior to, at or following the Closing with respect to any Business Employee, or any other current or former employee or service provider of Seller, Parent or any of their Subsidiaries or affiliates that does not become a Continuing Employee for any reason, or (B) any Claim by a person who is or was an independent contractor, agent, sales representative, broker, consultant, distributor or supplier of Seller, Parent or any of their Subsidiaries or affiliates prior to the Closing relating to Seller’s, Parent’s or such Subsidiary’s or affiliate’s relationship with such Person, including the termination or alleged termination of any such independent contractor, agent, sales representative, broker, consultant, distributor, service provider or supplier, in each case, prior to Closing, in each case, solely to the extent such Loss was not included as a liability accounted for in the calculation of Closing Net Working Capital, or included in the calculation of Closing Indebtedness, as finally determined for purposes of the Purchase Price Adjustment;

(v) any Excluded Liability and any other liabilities of the Company which arise or are incurred prior to the Effective Time, other than any liabilities accounted for in the calculation of Closing Net Working Capital or Closing Indebtedness, as finally determined for purposes of the Purchase Price Adjustment;

(vi) except to the extent taken into account in the calculation of the Purchase Price as finally determined pursuant to Section 2.7, all Taxes of the Company for all Pre-Closing Tax Periods; or

(vii) any Excluded Asset;

provided that the J&J Indemnified Parties shall not be entitled to indemnification for Losses pursuant to Section 11.1(a)(i) for breaches of the representations and warranties made by Seller Indemnitors (A) unless such Losses exceed $408,750 in the aggregate (the “J&J Indemnified Parties Basket”), in which event the J&J Indemnified Parties shall only be entitled to the amount of Losses in excess of the J&J Indemnified Parties Basket, and (B) in an aggregate amount in excess of $408,750 (the “J&J Indemnification Cap”), whereupon such indemnification obligations shall cease; provided, however, that the foregoing J&J Indemnified Parties Basket and J&J Indemnification Cap shall not apply in any manner to any breach of any Fundamental Representations and Warranties, the maximum liability of the Seller Indemnitors for Losses resulting from a breach or alleged breach of any Fundamental Representations, in the aggregate, shall be the Purchase Price. For the avoidance of doubt, in no event shall the foregoing provisions of this paragraph limit or otherwise apply to the right of any J&J Indemnified Party to the indemnification pursuant to Section 11.1(a)(ii) through Section 11.1(a)(vii), even if the matter subject to indemnification thereunder is also subject to indemnification pursuant to Section 11.1(a)(i). Furthermore, indemnification Claims pursuant to Section 11.1(a)(i) must be brought within the applicable survival periods set forth in Section 11.7.

(b) Materiality Limitation. Notwithstanding anything contained herein or elsewhere to the contrary, all “material” or similar materiality type qualifications, and all qualifications contained in the representations and warranties set forth in this Agreement referencing a “Material Adverse Change”, shall be ignored, disregarded and not given any effect for the indemnification provisions of this Section 11.1, for purposes of (i) determining whether or not a breach of a representation or warranty has occurred other than for Fundamental Representation and Warranties and Section 3.3 (Financial Statements), and (ii) determining the amount of any Losses incurred with respect to the indemnification provisions hereof; provided, however, that the disregarding of such qualifications and exceptions shall not apply to the representations and warranties, or otherwise affect, the definitions of “Material Adverse Change”, principles of materiality under GAAP as applicable to Section 3.3 and and the material qualification for material contracts of Seller or Parent that are material in the Business as set forth in Section 3.11(a).

(c) Multiple Bases of Recovery. For the avoidance of doubt, nothing herein shall be deemed to restrict the ability of an Indemnified Party to select the basis for any indemnification Claim by such Indemnified Party, including instances where more than one representation, warranty, covenant or agreement may have been breached, where the facts giving rise to any such Claim may constitute a breach under one representation, warranty, covenant or agreement, but not another, or where a Claim might or could be asserted under multiple subsections of Section 11.1.

(d) Sources of Recovery. The amount of any Losses subject to indemnification pursuant to this Agreement (i) shall not be duplicative of any other Losses for which an indemnification Claim has been paid and (ii) shall be computed net of any amounts actually recovered by such Indemnified Party under any insurance policy with respect to such Losses (net of any costs and expenses incurred in obtaining such recovery and net of any resulting increase in premiums as a result of such Claim). The existence of a Claim by an Indemnified Party for monies from an insurer or other party shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by a Seller Indemnitor. Rather, the Seller Indemnitor shall make timely payment of the full amount of Losses determined to be due and owing by it, and if the Indemnified Party later actually recovers insurance or other proceeds in respect of such Losses then the Indemnified Party shall promptly reimburse the Seller Indemnitor to the extent necessary to avoid double recovery of the same Losses. With respect to any Claim under Section 11.1(a) that is insured under any policy under the RWI Binder, the Indemnified Party shall use commercially reasonable efforts to first seek full recovery under such policy under the RWI Binder to the same extent as such Indemnified Party would if such Loss were not subject to indemnification hereunder. Any deductible attributable to Claims made shall be indemnifiable Losses. Nothing herein shall waive any Party’s common law duty to mitigate, as and to the extent such common law duty requires, any such Claim or liability upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses that are indemnifiable under this Article XI, provided, that the failure to so mitigate shall only reduce the rights of such Party to recover for Losses to the extent of the Losses that would have been avoided by such mitigation.

11.2 Indemnification of Seller/ Parent. J&J hereby agrees to indemnify and hold Seller and Parent (collectively, “Seller Indemnified Parties”) harmless from and against any and all Losses, resulting from or arising out of:

(a) any breach by J&J or J&J Ventures of any representation or warranty made or incurred by it under or pursuant to this Agreement;

(b) any breach by J&J or J&J Ventures of any covenant, agreement or other obligation made or incurred by it under or pursuant to this Agreement; or

(c) any liability relating to or arising out of the operation of the Business or the ownership of the Company on or after the Closing Date;

provided that Seller Indemnified Parties shall not be entitled to indemnification for Losses pursuant to Section 11.2(a) for breaches of the representations and warranties made by J&J or J&J Ventures (A) unless such Losses exceed $408,750 in the aggregate (the “Seller Indemnified Parties Basket”), in which event Seller Indemnified Parties shall only be entitled to the amount of Losses in excess of Seller Indemnified Parties Basket, and (B) in an aggregate amount in excess of $408,750 (“Seller Indemnification Cap”), whereupon such indemnification obligations shall cease; provided, however, that the foregoing Seller Indemnified Parties Basket and Seller Indemnification Cap shall not apply in any manner to any breach of the representations and warranties under Section 4.1 (Existence of J&J), Section 4.2 (Approval of Agreement) and Section 4.5 (Broker’s Fees).

11.3 Indemnification Procedures.

(a) Claims Procedure. Any J&J Indemnified Party or Seller Indemnified Party (each, an “Indemnified Party”) seeking indemnification hereunder other than in respect of a Third Person Claim shall promptly deliver to J&J (in the case of any Seller Indemnified Party) or to Parent (in the case of any J&J Indemnified Party) a written notice (a “Direct Claim Notice”) of the basis for such Claim, describing in reasonable detail the facts giving rise to such Claim and including the amount if known (and if not known, a good faith estimate thereof), or the method of computation of the amount (if known), of such Claim and a reference to the provision of this Agreement upon which such Claim is based; provided, however, that the failure of or delay by the Indemnified Party to provide a Direct Claim Notice promptly to Parent shall not relieve Parent of its obligations hereunder, unless, and then only to the extent, that Parent shall have been actually and materially damaged and prejudiced by such failure or delay. Subject to the terms of this Agreement, Parent shall pay (by wire transfer of immediately available funds) the amount of any Loss finally determined to be payable pursuant to this Section 11.3(a) not more than 30 days after such determination.

(b) Third Person Claims.

(i) Any Indemnified Party seeking indemnification under this Agreement resulting from or arising out of a Claim or demand made or threatened, or which such Indemnified Party reasonably anticipates will be made or threatened, by any Person against the Indemnified Party (a “Third Person Claim”) shall deliver, promptly after becoming aware of such Third Person Claim, to Parent written notice thereof (including all related information received by or known to the Indemnified Party) after such assertion is actually known to the Indemnified Party (such notice, a “Third Person Claim Notice” and, collectively with a Direct Claim Notice, a “Claim Notice”); provided, however, that the right of a person to be indemnified hereunder in respect of Claims made by a third party shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, Parent is actually and materially prejudiced thereby. Except as otherwise provided in this Section 11.3(b), Parent shall then have the right, upon written notice to the Indemnified Party (a “Defense Notice”) within 30 days after receipt of the Third Person Claim Notice, to defend against, negotiate, settle, or otherwise deal with such Third Person Claim subject to the terms hereof, and to have the Indemnified Party represented by counsel, reasonably satisfactory to the Indemnified Party. The Indemnified Party may thereafter participate in (but not control) the defense of any such Third Person Claim with its own counsel at its own expense, unless, in the reasonable opinion of such Indemnified Party’s counsel, separate representation is necessary to avoid a conflict of interest between the Indemnified Party and Parent that cannot be waived, in which case Parent shall be liable for the reasonable fees and expenses of a single counsel to the Indemnified Party. In the event that Parent shall fail to give the Defense Notice within such 15-day period, (i) the Indemnified Party shall be entitled to have the control over said defense and settlement of the subject Claim, (ii) Parent will cooperate with and make available to the Indemnified Party such assistance and materials as it may reasonably request, and (iii) Parent shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. In such an event, the Indemnified Party will not settle the subject Claim without the prior written consent of Parent, which consent will not be unreasonably withheld, conditioned, or delayed.

(ii) In the event that Parent delivers a Defense Notice with respect to such Third Person Claim within 15 days after receipt thereof and thereby elects to conduct the defense of the subject Claim, (A) Parent shall be entitled to have control over said defense and employ and engage attorneys of its own choice, but who are reasonably acceptable to the Indemnified Party, to handle and defend the same and, subject to the provisions set forth below, settlement of the subject Claim, (B) the Indemnified Party will cooperate with and make available to Parent such assistance and materials as it may reasonably request, and (C) the Indemnified Party shall have the rights at its expense to participate in the defense assisted by counsel of its own choosing. In such an event, Parent will not settle the subject Claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld, conditioned, or delayed unless (A) there is no finding or admission of any violation of law or any violation of the rights of any person; (B) the sole relief provided is monetary damages that are paid in full by Parent; and (C) the Indemnified Party shall have no liability with respect to any compromise or settlement of such Third Person Claims effected without its consent, in which cases the consent of the Indemnified Party shall not be required.

(iii) Parent shall not be entitled to assume or continue control of the defense of any Third Person Claim if the Third Person Claim (A) relates to or arises in connection with any criminal proceeding or alleged violation of Gaming Laws, (B) seeks an injunction or other equitable relief against any Indemnified Party, or (C) that imposes liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. The Parties shall cooperate fully with each other in connection with the defense, negotiation or settlement of any Third Person Claim.

(iv) The rights of Parent under this Section 11.3(b) with respect to Claims for indemnification made solely under Section 11.1(a)(i) shall be subject to the Claims procedure of the RWI Insurers, and to counsel and settlement decisions of the RWI Insurers. In the event of any conflict between the Claim requirements and procedures under the RWI Binder and this Section 11.3(b), the Claim requirements and procedures under the RWI Binder shall prevail.

11.4 Sole and Exclusive Remedy. Except in the case of Fraud and for the adjustment of the Purchase Price in accordance with Section 2.7, from and after the Closing, the contractual right to indemnification under this Article XI, subject to the terms, conditions and limitations hereof, shall constitute the sole and exclusive right and remedy available to Indemnified Parties for any and all Losses or other Claims relating to or arising from this Agreement and the transactions contemplated hereby; provided, however, that notwithstanding the foregoing: (a) the Parties shall be entitled to enforce the right to specific performance as set forth in Section 12.12; and (b) the parties to the Ancillary Documents shall be entitled to enforce the terms of each of the Ancillary Documents (as applicable). In furtherance of the foregoing, except pursuant to the indemnification provisions set forth in this Article XI, each of J&J, Seller and Parent hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, Claims and causes of action (including for rescission) that such party or any of its affiliates may have against the other party and its affiliates arising under or based upon this Agreement or any certificate delivered in connection herewith, or the transactions contemplated hereby; provided, however, that notwithstanding the foregoing, the parties to the Ancillary Documents shall be entitled to enforce the terms of each Ancillary Document (as applicable).

11.5 Survival. The representations and warranties made by the Parties in Article III and Article IV contained in this Agreement shall survive until the expiration of the 12 month period following the Closing Date (the “Survival Period”) unless a Claim with respect thereto shall have been made pursuant to Section 11.3(b)(iii), prior to such date against the Party or Parties responsible for indemnification hereunder, in which case such representation and warranty shall survive until such Claim is resolved in accordance with the terms hereof, and no Claims with respect to Losses resulting from any breach of those representations and warranties shall be brought or made by any Party after the expiration of the Survival Period, except that the representations and warranties under Section 3.1 (Existence and Qualification; Subsidiaries), Section 3.2 (Approval of Agreement), Section 3.8 (Title to and Sufficiency of the Assets), Section 3.19 (Broker’s Fees), Section 4.1 (Existence of J&J and J&J Ventures), Section 4.2 (Approval of Agreement) and Section 4.5 (Broker’s Fees) shall survive until 60 days after the expiration of all applicable statutes of limitation, including any suspensions, tollings or extensions thereof. It is the express intent of the Parties that if the applicable period set forth in this Section 11.5 for the survival of the representations and warranties and for the making of Claims for indemnification based on any breaches thereof is shorter or longer than the statute of limitations that would otherwise have been applicable thereto, then, by contract, the statute of limitations applicable hereto shall be increased or reduced (as applicable) to the survival period set forth in this Section 11.5. The Parties further acknowledge that the survival periods set forth in this Section 11.5 are the result of arms-length negotiation among Seller, Parent and J&J, and that Seller, Parent and J&J intend for such survival period to be enforced as agreed by Seller, Parent and J&J.

11.6 Certain Claims. None of the limitations in this Article XI shall apply to any Claim that arises or is delayed as a result of Fraud by any Party.

11.7 Tax Treatment. For all Tax purposes, all indemnification payments under this Article X shall be treated by the Parties as adjustments to the Purchase Price to the extent permitted by applicable Law.

ARTICLE XII

MISCELLANEOUS

12.1 Assignment; Binding Agreement.

(a) Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party hereto without the prior written consent of the other Party(ies), and any proposed assignment, delegation or other transfer in violation of the foregoing provisions of this provision shall be null and void ab initio; provided, J&J may assign or transfer this Agreement or any of its rights and obligations under this Agreement, in whole or in part, to any of its affiliates or successors without consent, but no such assignment by J&J shall relieve J&J of any of its obligations hereunder. Notwithstanding anything to the contrary contained in this Agreement, nothing shall restrict Parent from the sale, transfer, exchange, assignment or other disposition by any means of a majority of its equity securities, or all or substantially all of Parent’s assets, provided that after such sale, transfer, exchange, assignment or other disposition, Parent shall retain cash proceeds or other consideration therefrom in an amount reasonably sufficient to satisfy Parent’s obligations hereunder.

(b) This Agreement shall be binding upon and shall inure to the benefit of the Parties and to their respective successors and permitted assigns.

12.2 Entire Agreement and Modification. This Agreement, including the Schedules attached hereto and the documents delivered pursuant hereto, and the Confidentiality Agreement, constitute the entire agreement between the Parties and supersede all other agreements relating to the subject matter hereof, including that certain letter of intent dated July 1, 2022. No changes of, modifications of, or additions to this Agreement or the Confidentiality Agreement shall be valid unless the same shall be in writing and signed by all Parties.

12.3 Severability. If any provision of this Agreement shall be determined to be contrary to law and unenforceable by any court of law, the remaining provisions (or parts thereof) shall be severable and enforceable in accordance with their terms.

12.4 Counterparts; .PDF Signatures. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto and thereto, to the extent signed and delivered by means of e-mail, or other electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

12.5 Headings; Interpretation. The table of contents and article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. All Parties have participated substantially in the negotiation and drafting of this Agreement and each Party hereby disclaims any defense or assertion in any litigation or arbitration that any ambiguity herein should be construed against the draftsman. Unless the context requires otherwise, (a) all references to Articles, Sections, Schedules or Exhibits shall mean and refer to Articles, Sections, Schedules or Exhibits in this Agreement, (b) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter, (c) the term “including” shall mean “including without limitation” (i.e., by way of example and not by way of limitation), (d) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations, (e) references to “hereof”, “herein”, “hereby” and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto), and (f) references to any person or entity shall be deemed to mean and include the successors and permitted assigns of such person or entity. The posting of any document, agreement, instrument or other information to the Virtual DataSite at least three days before the date of this Agreement will constitute “delivery” of such document, agreement, instrument or other information to J&J within the meaning of this Agreement.

12.6 Governing Law; Forum; No Jury Trial.

(a) This Agreement shall be construed and interpreted according to the laws of the State of Delaware, without regard to its conflict of law provisions which would require the application of the laws of a state other than Delaware.

(b) Each Party agrees that any action or proceeding arising out of or relating to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall be instituted and maintained in the Court of Chancery of the State of Delaware or, if such court does not have jurisdiction, in the other courts of the State of Delaware. Each Party consents to the personal jurisdiction of such courts. Each of the Parties waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such proceedings in such a court and any Claim that any such proceedings brought in such a court have been brought in an inconvenient forum.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES WHICH WOULD BE MOST EFFICIENTLY DECIDED BY A JUDGE APPLYING APPLICABLE LAW. THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER TOGETHER WITH ITS COUNSEL, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.7(c).

12.7 Payment of Fees and Expenses. The Parties shall be responsible for their own fees and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that Seller shall reimburse, within five Business Days after payment by J&J, 50% of the filing fee payable under the HSR Rules in connection with submitting the HSR Notice.

12.8 Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing upon being served either by personal delivery or transmitted by confirmed e-mail, to the Party for whom it is intended (provided, that if such e-mail is delivered after 5:00 p.m. local time of the recipient, or on day other than a Business Day, then on the next following Business Day) or the next Business Day when sent by nationally recognized overnight courier, in each case bearing the address shown in this Section 12.8 for Seller, Parent, J&J or J&J Ventures, or such other address as may be designated in writing hereafter by such person:

If to Seller or	Golden Entertainment, Inc.
Parent:	6595 S Jones Boulevard
Las Vegas, Nevada 89118
	Attn:	Phyllis Gilland
	E-mail:	Phyllis.Gilland@goldenent.com

With a copy to:	Latham & Watkins LLP
10250 Constellation Blvd., Suite 1100 Los Angeles, CA 90067 Attn: Steven Stokdyk and Brian Duff E-mail: Steven.Stokdyk@lw.com; Brian.Duff@lw.com

If to Buyer or J&J Ventures:	J&J Gaming of Montana, LLC
1400 S. Raney Street
Effingham, Illinois 62401
	Attn:	Robert G. Willenborg
	E-mail:	bwillenborg@jjventures.com

And also to:	J&J Gaming of Montana, LLC
1400 S. Raney Street
Effingham, Illinois 62401
	Attn:	Matthew Hortenstine
	E-mail:	matt.h@jjventures.com

With a copy to:	Taft, Stettinius & Hollister LLP 111 E. Wacker Drive, Suite 2800 Chicago, Illinois 60601
	Attn:	Paul T. Jenson
	E-mail:	pjenson@taftlaw.com

12.9 No Third-Party Beneficiaries. This Agreement is not intended to benefit, confer rights upon or be enforceable by any third party third party except the Parties and the J&J Indemnified Parties and the Seller Indemnified Parties (to the extent provided in Article XI).

12.10 Gaming Authority Review. The Parties acknowledge that this Agreement and the transaction contemplated hereby are subject to the review and approval by the Gaming Authorities.

12.11 Specific Performance. Seller and Parent hereby acknowledge and agree that J&J would be damaged irreparably in the event any of the provisions of this Agreement are not performed or are threatened to be not performed by Seller or Parent in accordance with their specific terms or otherwise are breached by Seller or Parent. Accordingly, Parent and Seller agree that J&J shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which J&J may be entitled, at law or in equity. J&J and J&J Ventures acknowledge and agree that Parent would be damaged irreparably in the event that Section 10.4 is not performed or is threatened to not be performed by J&J Ventures in accordance with its terms or if J&J Ventures otherwise breaches Section 10.4. Accordingly, J&J and J&J Ventures agree that Parent shall be entitled to enforce specifically the terms of Section 10.4. Each of J&J, J&J Ventures, Parent and Seller hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate (excluding in regards to Section 10.4) and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

12.12 Attorney-Client Privilege. Recognizing that Latham & Watkins LLP (“Latham”) has acted as legal counsel to Parent, the Seller and the Company, and that such law firm intends to act as legal counsel to Parent, Seller and its Affiliates (other than the Company) after the consummation of the Closing, Buyer agrees, as to all communications among Latham, the Company, Seller and/or Parent or their respective representatives that (i) relate to the period prior to the consummation of the Closing or (ii) otherwise relate to the negotiations of, or the transactions contemplated by, this Agreement, that the attorney-client privilege, the work product privilege, the expectation of client confidence and any other legal privileges or immunities belong to Parent, Seller and their respective Affiliates and may be controlled by Parent, Seller and their respective Affiliates and shall not pass to or be claimed by Buyer, the Company or any of their respective Affiliates or Subsidiaries or be waived by Buyer, the Company or any of their respective Affiliates or Subsidiaries. Parent, Seller and their respective Affiliates may assert the attorney-client privilege, the work product privilege, the expectation of client confidence and any other legal privilege or immunity against Buyer, the Company or any of their respective Affiliates or Subsidiaries to the fullest extent permitted by applicable Law. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Company or any of their respective Subsidiaries or Affiliates and a third party (other than a party to this Agreement or any of its Affiliates) after the Closing, the Company may assert the attorney-client privilege, the work product privilege or any other applicable privilege or immunity from disclosure to prevent disclosure of confidential communications by Latham to such third party; provided that neither the Company nor any of its Affiliates may waive such privilege without the prior written consent of Parent.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

SELLER:

GOLDEN HOLDINGS, INC.

By:	/s/ Charles H. Protell
Name: Charles H. Protell
Title: Treasurer

PARENT:

GOLDEN ENTERTAINMENT, INC.

By:	/s/ Charles H. Protell
Name: Charles H. Protell
Title: President and Chief Financial Officer

J&J:

J&J VENTURES GAMING OF MONTANA, LLC

By:	/s/ David Quick
Name: David Quick
Title: Authorized Representative

J&J VENTURES, solely for the purpose of Article III, Article XII, and Section 10.4:

By:	/s/ Edward Farrell
Name: Edward Farrell
Title: Authorized Representative